Exhibit 10.1

Execution Copy

STOCK PURCHASE AGREEMENT

by and among,

RAVIX ACQUISITION, LLC,

THE SHAREHOLDERS OF RAVIX FINANCIAL, INC.,

RAVIX FINANCIAL, INC.,

KINGSWAY AMERICA, INC. (solely with respect to Section 9.21), and

Dan Saccani, as the Seller Representative

Dated October 1, 2021

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Table of Contents

(continued)

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Table of Contents

(continued)

List of Exhibits

Exhibit A	Working Capital Calculation Example

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into on [●], 2021 (the “Closing Date”), by and among (i) Ravix Acquisition, LLC, a Delaware limited liability company (“Buyer”), (ii) Ravix Financial, Inc., a Delaware corporation (the “Company”), (iii) Mark Wan (“Wan”), Dan Saccani (“Saccani”), David Dioli (“D. Dioli”), Morgan Dioli (“M. Dioli”), Regis McKenna (“McKenna”), Connie Hikida (“Hikida), Brad Peppard (“Peppard”), Duane Claunch (“Claunch”), Lee Ann Shell (“Shell”), Harry Kellogg (“Kellogg”), John Wenman (“Wenman”), Kathie Lee (“Kathie”), Leslie Crouch (“Crouch”), Kwang Lee (“Kwang”) Roger Fields (“Fields”), Sandra May (“May”), Tanya Gascoigne (“Gascoigne”), Mike Cronin (“Cronin”), Kevin McKinley (“McKinley”), Patrick Malto (“Malto”), Ani Karapetyan (“Karapetyan”), Christine Chang (“Chang”), David Wagenseller (“Wagenseller”), Erin Santos (“Santos”), George Hernandez (“Hernandez”), Jackie Robertson (“Robertson”), Lance Chu (“Chu”), and Emily Polivka (“Polivka” and together with Wan, Saccani, D. Dioli, M. Dioli, McKenna, Hikida, Peppard, Claunch, Shell, Kellogg, Wenman, Kathie, Crouch, Kwang, Fields, May, Gascoigne, Cronin, McKinley, Malto, Karapetyan, Chang, Wagenseller, Santos, Hernandez, Robertson and Chu, the “Sellers”, and each, a “Seller”), (iv) Kingsway America, Inc., a Delaware corporation (“Kingsway”), solely with respect to Section 9.21, and (v) Saccani, not in his individual capacity, but solely in a capacity as the Seller Representative. Buyer, the Company, and the Sellers are referred to collectively herein as the “Parties” and individually as a “Party.” Capitalized terms used but not defined herein shall have the meanings given to such terms in Article 8 below.

AGREEMENT

In consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

Article 1
PURCHASE AND SALE OF COMPANY SECURITIES

1.1 Transaction. In accordance with the terms and upon the conditions of this Agreement, the Sellers hereby sell, transfer, assign, convey and deliver to Buyer all right, title and interest in and to all of the Company Shares, as set forth on Schedule 1.1, free and clear of all Liens.

1.2 Estimated Closing Purchase Price. Attached hereto as Schedule 1.2 is the Company’s reasonable good faith estimate of the Closing Purchase Price (the “Estimated Closing Purchase Price”), including each of the components thereof, in each case as of the Closing Date.

1.3 Payments.

(a) Closing Payments. On the date hereof, Buyer shall:

(i) pay to each Seller his or her Pro Rata Share of the Closing Cash Payment, as set forth on Schedule 1.3;

(ii) pay the Debt Amount pursuant to the Payoff Letters, each of which has been delivered by the Company to Buyer;

(iii) pay the Transaction Expenses Amount pursuant to the direction of the Company;

(iv) deliver or cause to be delivered, on the terms and subject to the conditions set forth in this Agreement, an aggregate amount equal to the Escrow Amount to the Escrow Agent for deposit into an escrow account (the “Escrow Account”) established pursuant to the terms of an escrow agreement (the “Escrow Agreement”), among Buyer, the Seller Representative and the Escrow Agent. The Escrow Amount will be held and disbursed by the Escrow Agent solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement. The Escrow Amount will be held as a trust fund and will not be subject to any Lien, attachment, trustee process or any other judicial process of any creditor of any Party. The Working Capital Escrow Amount will be released in accordance with Section 1.3(b). Subject to any pending indemnification claims, the Indemnity Escrow Amount will be released to the Sellers in accordance with their Pro Rata Shares on the 15-month anniversary of the Closing, subject to any pending claims, in accordance with the Escrow Agreement. The fees and expenses of the Escrow Agent shall be paid 50% by Buyer and 50% by Sellers; and

(v) make or cause to be made, by wire transfer of immediately available funds to the Seller Representative, the Seller Representative Fund.

(b) Closing Purchase Price Adjustment. Within five (5) Business Days after the Closing Purchase Price becomes final and binding in accordance with Section 1.4:

(i) if the Estimated Closing Purchase Price exceeds the Closing Purchase Price as finally determined (such excess amount, the “Closing Purchase Price Surplus”), (x) then the Closing Purchase Price Surplus shall be paid to Buyer from the Working Capital Escrow, and if the Working Capital Escrow is insufficient, the balance shall be paid in cash by the Sellers, in accordance with their Pro Rata Shares and (y) any balance remaining in the Working Capital Escrow following payment in full of the Closing Purchase Price Surplus shall be paid to the Sellers in accordance with their Pro Rata Shares;

(ii) if the Closing Purchase Price as finally determined exceeds the Estimated Closing Purchase Price (such excess amount, the “Closing Purchase Price Shortfall”), then (x) Buyer shall pay to each Seller such Seller’s Pro Rata Share of the Closing Purchase Price Shortfall in cash and (y) the entirety of the Working Capital Escrow shall be paid to the Sellers in accordance with their Pro Rata Shares.

(c) Payments. All payments to a Party pursuant to this Section 1.3 shall be made by wire transfer of immediately available funds to an account designated by such Party. The Parties hereto shall treat all payments made pursuant to Section 1.3(b) as adjustments to the Purchase Price for all Tax purposes, unless otherwise required by Law.

1.4 Closing Purchase Price Determination. Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to the Seller Representative a statement setting forth Buyer’s calculation of the Working Capital as of the Closing Date and the Working Capital Surplus, if any, Working Capital Deficit, if any, together with a revised calculation of the Closing Purchase Price (the “Closing Statement”). If the Seller Representative has any objections to the Closing Statement, then the Seller Representative will deliver a detailed written statement (the “Objections Statement”) to Buyer, within thirty (30) days after delivery of the Closing Statement, describing (a) which items on the Closing Statement have not been prepared in accordance with this Agreement, (b) the basis for the Seller Representative’s disagreement with the calculation of such items, and (c) the Seller Representative’s proposed dollar amount for each item in dispute. If the Seller Representative does not deliver an Objections Statement within such thirty (30) day period, then the Closing Statement shall become final and binding on the Parties and the Parties shall be deemed to have agreed with all amounts and items contained or reflected in the Closing Statement to the extent such amounts or items are not disputed in the Objections Statement. If the Seller Representative delivers an Objections Statement within such thirty (30) day period, then the Seller Representative and Buyer will use reasonable best efforts to resolve any such disputes, but if a final resolution is not obtained within thirty (30) days after the Seller Representative has submitted any Objections Statements, any remaining matters which are in dispute will be resolved by Crowe LLP or, if not available, such other mutually agreed to nationally recognized accounting firm (the “Accountants”). The Accountants will prepare and deliver a written report to Buyer and the Seller Representative and will submit a proposed resolution of such unresolved disputes promptly to the Buyer and the Seller Representative. The Buyer and the Seller Representative will instruct the Accountants to make such delivery, if practicable, within 30 days after the dispute is submitted to the Accountants. The Accountants’ determination of such unresolved disputes will be final and binding upon all Parties; provided, however, that no such determination with respect to any disputed item shall be any more favorable to Buyer than is set forth in the Closing Statement or any more favorable to the Sellers than is proposed in the Objections Statement. The fees, costs and expenses of the Accountants (i) shall initially (i.e., prior to the Accountants rendering any final decision or determination) be split equally by Buyer and the Sellers (e.g., any retainer or similar upfront fee), (ii) shall ultimately be allocated and paid by Buyer in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by the Seller Representative (as finally determined by the Accountants) bears to the aggregate dollar amount of such items so submitted, and (iii) shall ultimately be allocated and paid by the Sellers in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed the Seller Representative (as finally determined by the Accountants) bears to the aggregate dollar amount of such items so submitted. The Closing Statement, however determined pursuant to this Section 1.4, will produce the Working Capital Surplus, if any, Working Capital Deficit, if any, to be used to determine the final and binding Closing Purchase Price.

1.5 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange of documents and release of signatures by electronic mail on the Closing Date. All transactions contemplated herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 12:01 a.m. on the Closing Date.

1.6 Earn-Out.

(a) Subject to the terms and conditions set forth in this Section 1.6, following the Closing, the Sellers shall be entitled to receive, and the Buyer shall pay or cause to be paid to the Sellers, in accordance with their respective Pro Rata Share, an additional amount, if any, based on the gross profit of the Acquired Companies during the Measurement Period, calculated in accordance with the historic practices of the Acquired Companies, as set forth in more specificity on Schedule 1.6 (the “GP”). The aggregate amount (if any) payable pursuant to this Section 1.6 (including any Accelerated Payments contemplated by Section 1.7) (the “Earn-out Payment”), not to exceed $4,500,000 in the aggregate, shall be calculated as follows:

(i) the positive difference, if any, between the cumulative GP during the Measurement Period minus $11,431,890;

(ii) multiplied by two and one-quarter (2.25).

(b) As an example, if the GP during the Measurement Period is $13,350,000, the aggregate Earn-out Payment would be $4,315,748; calculated as ((($13,350,000)-$11,431,890)*2.25).

(c) For the avoidance of doubt, if the GP during the Measurement Period is less than or equal to $11,431,890, no Earn-out Payment shall be due. In no event shall the Earn-out Payment exceed $4,500,000. The aggregate Earn-out Payment shall equal $4,500,000 if the GP equals or exceeds $13,431,890.

(d) On or prior to the date that is thirty (30) days following the end of the Measurement Period, the Buyer shall prepare a schedule, setting forth the Buyer’s calculation of the GP of the Acquired Companies during the Measurement Period, the aggregate amount of any Accelerated Payments, whether or not an Earn-out Payment is payable, and the amount of any remaining Earn-out Payment (the “Earn-out Payment Statement”) and shall deliver the Earn-out Payment Statement to the Seller Representative. During the thirty (30) days immediately following the Seller Representative’s receipt of the Earn-out Payment Statement, the Buyer will provide the Seller Representative with reasonable access, upon reasonable prior notice and during normal working hours, to the books and records of the Acquired Companies for purposes of his review of the Earn-out Payment Statement; provided that in no event will the Buyer be required to provide any documents covered by attorney-client privilege.

(e) In the event an Earn-out Payment is finally determined to be due and payable to the Sellers pursuant to this Section 1.6 and/or Section 1.8, the Earn-out Payment (net of any Accelerated Payments that were previously paid to the Sellers) shall be paid to the Sellers, in accordance with their Pro Rata Share within five (5) days after the Earn-out Payment has been finally determined pursuant to this Section 1.6 and/or Section 1.8. The Buyer shall pay the Earn-out Payment in cash (net of any Accelerated Payments that were previously paid to the Sellers). If for any reason, any portion of the Earn-out Payment is not paid within forty-five (45) days of the end of the Measurement Period, such unpaid portion of the Earn-out Payment shall bear interest at an annual rate of six percent (6%) per annum.

(f) The Buyer covenants and agrees that, commencing on the Closing Date through the end of the Measurement Period, the Buyer shall:

(i) not, without the written consent of Sellers, take any action with the purpose of avoiding or minimizing the amount of the Earn-out Payment;

(ii) not, without the written consent of the Sellers, take any action with the primary purpose of reducing the amount of GP, including directing any business away from the Acquired Companies to Buyer, Kingsway or any of their respective Affiliates;

(iii) accurately and consistently maintain the books and records of the Business in a manner that permits a reasonable review of the calculation of the Earn-out Payment;

(iv) as soon as practicable, but in any event not less than thirty (30) days before the beginning of each fiscal year of the Acquired Companies, deliver to the Seller Representative an annual financial budget and operating plan for the Acquired Companies for each year during the Measurement Period and Buyer shall consider in good faith any comments thereto from the Seller Representative;

(v) as soon as practicable, but in any event within thirty (30) days after the end of each fiscal year and fiscal quarter of the Acquired Companies, deliver to the Seller Representative annual and quarterly financial statements (as applicable) for the Acquired Companies during the Measurement Period (the “Earn-out Financial Statements”);

(vi) permit the Seller Representative to access and analyze the books and records of the Acquired Companies related to the Earn-out Financial Statements during normal business hours after reasonable notice, subject to signing appropriate non-disclosure and non-use agreements and any other documentation reasonably required by the Buyer;

(vii) without the prior written consent of the Seller Representative (which consent shall not be unreasonably conditioned, delayed or withheld), not materially reduce the workforce of the Acquired Companies;

(viii) without the prior written consent of the Seller Representative (which consent shall not be unreasonably conditioned, delayed or withheld), not terminate the employment of any Key Employee;

(ix) without the prior written consent of the Seller Representative (which consent shall not be unreasonably conditioned, delayed or withheld), not materially change the Acquired Companies’ business lines; and

(x) without the prior written consent of the Seller Representative (which consent shall not be unreasonably conditioned, delayed or withheld), not materially change the rates the Acquired Companies charge its Customers.

(g) There is no assurance that the Earn-out Payment will be earned. The Parties hereto understand and agree that (a) the contingent right to receive any payment hereunder is solely a contractual right and shall not be represented by any form of certificate or other instrument, may not transferred, sold, pledged, gifted or otherwise disposed of, and does not constitute an equity or ownership interest in the Buyer and (b) the Parties solely intend the express provisions of this Agreement to govern their contractual relationship.

(h) In the event that after the Closing Date but prior to the end of the Measurement Period (i) there occurs (A) a sale or other disposition of all or substantially all of the assets of Buyer and the purchaser thereof does not assume the obligation to pay the Earn-out Payment, to the extent earned or (B) a merger, consolidation, recapitalization or other transaction in which any Person who is not an owner of an interest in Buyer on the Closing Date or an Affiliate of any such Person becomes the beneficial owner, directly or indirectly, of 50% or more of the combined voting power of all interests in Buyer, in each case in subsections (A) or (B), in which the sale price for such transaction indicates an enterprise value of the Acquired Companies in excess of the Closing Cash Payment or (ii) Buyer materially breaches any of the operation covenants set forth in Section 1.6(i), the Sellers shall be entitled to receive from the Buyer an amount equal to the amount by which the Earn-out Payment was reduced due to such action; provided, that under no circumstances shall the Sellers be entitled to receive more than $4,500,000 in the aggregate pursuant to this Section 1.6 and Section 1.7 (i.e., between the damages awarded between this Section 1.6(k), the Earn-out Payment actually received by the Sellers and the Accelerated Payments actually received by the Sellers).

(i) Notwithstanding anything herein to the contrary, the Buyer acknowledges and agrees that this Section 1.6 shall survive, in accordance with its terms, any change in ownership, management or leadership of the Buyer or the Acquired Companies.

(j) An example of the calculation of the Accelerated Payments and the Earn-out Payment are set forth as Exhibit 1.6 hereto.

1.7 Accelerated Payments

(a) Subject to the terms and conditions set forth in this Section 1.7, following the Closing, the Sellers may be entitled to receive, and if so entitled to receive, the Buyer shall pay or cause to be paid to the Sellers, in accordance with their respective Pro Rata Share, an advance of a portion of the Earn-Out Payment, if any, based on the GP as set forth below. The aggregate amount (if any) of the Earn-out Payment payable prior to the timeframe set forth in Section 1.6(e) (the “Accelerated Payments” and shall be comprised of the Year 1 Accelerated Payment and the Year 2 Accelerated Payment), shall not exceed $1,125,000 in the aggregate, and shall be calculated as follows:

(i) Year 1 Accelerated Payment: An amount not to exceed $750,000 calculated as the product of (i) the positive difference of the cumulative GP from the beginning of the Measurement Period through the first anniversary of the beginning of the Measurement Period and $3,810,630 (ii) 1 divided by 666,667 (iii) 750,000 (the “Year 1 Accelerated Payment”); and

(ii) Year 2 Accelerated Payment: An amount not to exceed $1,125,000 calculated as the positive difference of: (a) the product of (i) the positive difference of the cumulative GP from the beginning of the Measurement Date through the second anniversary of the beginning of the Measurement Period and $7,621,260 (ii) 1 divided by 1,333,333, and (iii) 1,125,000 minus (b) the Year 1 Accelerated Payment (the “Year 2 Accelerated Payment”).

(b) On or prior to the date that is thirty (30) days following each of the first two anniversaries of the beginning of the Measurement Period, (i) the Buyer shall prepare a schedule, setting forth the Buyer’s calculation of the GP of the Acquired Companies, whether or not an Accelerated Payment is payable is due with respect to the prior annual period, and the amount of such Accelerated Payment (if any) and (ii) make such payment to the Sellers, in accordance with their Pro Rata Share.

(c) The Buyer shall pay each Accelerated Payment in cash.

1.8 Post-Closing Payment Protests.

(a) Within thirty (30) days after the Buyer’s delivery of the Earn-out Payment Statement, the Seller Representative may deliver written notice (the “Post-Closing Payment Protest Notice”) to the Buyer of any objections to the Earn-out Payment Statement, specifying in reasonable detail any contested amounts and the basis therefor, which the Seller Representative may have to the Earn-out Payment Statement. The failure of the Seller Representative to deliver such Post-Closing Payment Protest Notice within the prescribed time period will constitute the Seller Representative’s acceptance as final of the Earn-out Payment Statement as determined by the Buyer. Any amounts not disputed in the Post-Closing Payment Protest Notice shall be deemed to be accepted by the Seller Representative as final. During the thirty (30) days following delivery of a Post-Closing Payment Protest Notice, the Buyer and the Seller Representative may attempt to resolve any differences which they may have with respect to any matter specified in the Post-Closing Payment Protest Notice.

(b) At the end of such thirty (30) day period, the Buyer and the Seller Representative shall submit any and all matters (but only such matters) which remain in dispute and which were properly included in the Post-Closing Payment Protest Notice to the Accountants for review and resolution.

(c) The Accountants will prepare and deliver a written report to Buyer and the Seller Representative and will submit a proposed resolution of such unresolved disputes promptly to the Parties. The Parties will instruct the Accountants to make such delivery, if practicable, within fifteen (15) days after the dispute is submitted to the Accountants. The Accountants’ determination of such unresolved disputes will be final and binding upon all Parties; provided, however, that no such determination with respect to any disputed item shall be any more favorable to Buyer than is set forth in the Earn-out Payment Statement or any more favorable to the Sellers than is proposed in the Post-Closing Payment Protest Notice. The fees, costs and expenses of the Accountants (i) shall initially (i.e., prior to the Accountants rendering any final decision or determination) be split equally by Buyer and the Sellers (e.g., any retainer or similar upfront fee), (ii) shall ultimately be allocated and paid by Buyer in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by the Seller Representative (as finally determined by the Accountants) bears to the aggregate dollar amount of such items so submitted, and (iii) shall ultimately be allocated and paid by the Sellers in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed the Seller Representative (as finally determined by the Accountants) bears to the aggregate dollar amount of such items so submitted.

1.8 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Buyer shall be entitled to withhold and deduct from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Tax authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

Article 2
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller severally and not jointly represents and warrants to Buyer that the statements contained in this Article 2 with respect to himself or herself are true, correct and complete as of the Closing.

2.1 Authorization of Transaction. Such Seller has full power, authority and legal capacity to execute and deliver this Agreement and the Ancillary Agreements to which he or she is a party and to perform such Seller’s obligations hereunder and thereunder, and this Agreement and each of the Ancillary Agreements to which such Seller is a party (if any) have been, or will be at the Closing, duly executed and delivered by such Seller. This Agreement and each Ancillary Agreement constitutes the valid and legally binding obligation of each Seller, enforceable against him or her in accordance with the terms of this Agreement.

2.2 Title to the Company Shares. Such Seller holds of record and owns beneficially, and has good and marketable title to, the number of Company Shares set forth opposite his or her name on Section 2.2 of the Disclosure Schedules, free and clear of all Liens and other Liabilities of any kind, and does not own any other Equity Interests of the Company. Such Seller’s Pro Rata Share is accurately set forth on Schedule 1.3.

2.3 Non-Contravention. Neither the execution and the delivery of this Agreement nor the Ancillary Agreements to which such Seller is a party, nor the consummation of the transactions contemplated hereby or thereby, (a) violates or conflicts with any Law or Order to which such Seller is subject, or (b) conflicts with, results in a breach of, constitutes a default under, results in the acceleration of, creates in any party the right to accelerate, terminate, modify, or cancel, or requires any notice Consent or payment under any Contract, Permit, instrument, or other arrangement to which any Seller is a party or by which they are bound. Such Seller is not required to give any notice to, make any filing with, or obtain any Consent or Permit of any Governmental Body or other Person in order to consummate the transactions contemplated by this Agreement or the Ancillary Agreements.

2.4 Litigation. There are no (and during the last three years prior to the date hereof, have not been any) complaints, charges, Proceedings, Orders or investigations pending or threatened in writing or, to such Seller’s knowledge, orally threatened against or affecting such Seller, at law or in equity, or before or by any Governmental Body which would materially and adversely affect such Seller’s performance under this Agreement or any of the Ancillary Agreements to which such Seller is a party (if any) or the consummation of the transactions contemplated hereby or thereby.

2.5 Affiliate Relationships.

(a) Except as set forth on Section 2.5(a) of the Disclosure Schedules, neither such Seller, nor any of his or her Affiliates:

(i) owns, directly or indirectly, any stock or other ownership interest or investment in any Person that is a competitor, supplier, vendor, customer, lessor or lessee of any Acquired Company; provided, however, that the foregoing representation shall be deemed not to be made as to the ownership of not more than 2% of the capital stock of any such Person that has securities registered pursuant to Section 13 or Section 15 of the Securities Exchange Act of 1944;

(ii) has any claim against or owes any amount to, or is owed any amount by, any Acquired Company;

(iii) has received from or furnished to any Acquired Company any goods or services since the Most Recent Fiscal Year End, other than pursuant to the employment arrangements between such Seller and the Acquired Companies;

(iv) has any interest (other than Equity Interests) in or own any assets, properties or rights used in the conduct of the Business;

(v) is a party to any Contract to which any Acquired Company is a party or which otherwise benefits the Business (other than employment agreements or agreements with respect to the ownership of Equity Interests); or

(vi) is involved in any other business or commercial relationship with any Acquired Company.

(b) Except as set forth on Section 2.5(b) of the Disclosure Schedules, neither such Seller, nor any of his or her Affiliates has undertaken any of the items listed in Section 2.5(a) through another Person for the purpose of avoiding any potential breaches of the corporate opportunity doctrine or to otherwise deceive any Acquired Company or any of their respective shareholders.

2.6 Brokers’ Fees. Except as set forth on Section 2.6 of the Disclosure Schedules (which shall, to the extent not paid prior to the Closing, be included in the calculation of Transaction Expenses), such Seller does not have a liability or obligation to pay any fees or commissions to any broker, finder, or agent in connection with the transactions contemplated by this Agreement.

Article 3
REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED COMPANIES

The Company represents and warrants to Buyer that the statements contained in this Article 3 are true, correct and complete as of the Closing.

3.1 Organization, Qualification, and Power. Section 3.1 of the Disclosure Schedules sets forth the jurisdiction of incorporation of the Company and each state or other jurisdiction in which the Company is licensed or qualified to do business. The Company is duly authorized to conduct its business and is in good standing under the Laws of each jurisdiction where such qualification is required, except for those jurisdictions where the failure to be so qualified, authorized or in good standing would not have, individually or in the aggregate a Material Adverse Effect. The Company has the requisite corporate power and authority and all Permits necessary to carry on the businesses in which it is engaged and to own, lease and use the properties owned, leased, and used by it. The Company has delivered to Buyer correct and complete copies of the Organizational Documents, the minute book and stock record books for the Company, each of which is correct, complete and reflects any amendments made thereto. The Company is not in default under, or in violation of, any material respect of any provision of its Organizational Documents.

3.2 Capitalization. Section 3.2 of the Disclosure Schedules sets forth, immediately prior to the Closing, all of the authorized Equity Interests of the Company, including the name of the record owner thereof and the number of Equity Interests owned thereby. The Company Shares represent 100% of the outstanding stock or other ownership interests in the Company. All of the Company Shares have been duly authorized, are validly issued, fully paid, and non-assessable and have been issued without violation of any preemptive right or other right to purchase. Except as set forth on Section 3.2 of the Disclosure Schedules, there are no other Equity Interests in the Company or outstanding securities convertible or exchangeable into Equity Interests. There are no outstanding or authorized equity appreciation, phantom equity, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other Contracts with respect to the voting of the Company Shares or other ownership interests of the Company. Upon consummation of the transactions contemplated hereby, Buyer will be the sole owner, beneficially and of record, of 100% of the issued and outstanding Equity Interests of the Company, free and clear of any Liens.

3.3 Subsidiaries.

(a) The Company has no Subsidiaries except as set forth on Section 3.3 of the Disclosure Schedules, which sets forth the name, jurisdiction of incorporation or organization (as applicable), entity form of each Subsidiary of the Company, the record owner of each Subsidiary and the amount of Equity Interests owned by each such Person. Except as set forth on Section 3.3 of the Disclosure Schedules, no Acquired Company owns, directly or indirectly, any Equity Interests in any Person. No Acquired Company has agreed to, nor is obligated to make, or is bound by any contract under which it may become obligated to make, any material future investment in or capital contribution to any other Person.

(b) Each Subsidiary of the Company is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of its jurisdiction of incorporation or organization and has all requisite corporate or other organizational powers and authority required to own, lease and operate its properties and assets and to carry on its business as now conducted. Each Subsidiary of the Company is duly qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Buyer complete and correct copies of the certificate of incorporation and bylaws (or other organizational and governing documents, as applicable) of each Subsidiary of the Company as currently in effect. No Subsidiary of the Company is in violation of any provision of its certificate of incorporation or bylaws (or other organization and governing documents, as applicable) in any material respect.

(c) Each outstanding share of capital stock, or other equity security or voting security in, each Subsidiary of the Company is: (i) 100% owned, directly or indirectly, beneficially and of record, by the Company, (ii) duly authorized, validly issued, fully paid and non-assessable (to the extent such concept is applicable to such security), (iii) free and clear of all Liens, (iv) not subject to any preemptive rights or any restriction on the right to vote, transfer, sell or otherwise dispose of such outstanding capital stock or other equity interest or voting security and (v) not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right, commitment, understanding, restriction or arrangement under any provision of applicable Law, the organizational documents of such Subsidiary or any contract to which such Subsidiary is a party or otherwise bound.

3.4 Non-Contravention. Neither the execution and the delivery of this Agreement nor the Ancillary Agreements to which any Acquired Company is a party, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate or conflict with any Law or Order to which an Acquired Company is subject, (b) violate or conflict with any provision of the Organizational Documents of any Acquired Company, or (c) violate, conflict with, result in a breach of, constitute a default under (with or without the giving of notice, the passage of time or both), result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice, Consent or payment under any Contract, Permit, Employee Benefit Plan, any Company Insurance Agreement or other arrangement to which any Acquired Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). Except as set forth on Section 3.4 of the Disclosure Schedules, no Acquired Company is required to give any notice to, make any filing with, or obtain any Consent or Permit of any Governmental Body or other Person in order to consummate the transactions contemplated by this Agreement or the Ancillary Agreements.

3.5 Brokers’ Fees. Except as set forth on Section 3.5 of the Disclosure Schedules (which shall, to the extent not paid prior to the Closing, be included in the calculation of Transaction Expenses), no Acquired Company has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

3.6 Assets.

(a) The Acquired Companies have good and marketable title to, or a valid leasehold interest or license in, the properties and assets (tangible and intangible) used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens, except for Permitted Liens. The assets, properties and rights owned by the Acquired Companies are all the material assets, properties and rights used by the Acquired Companies in the operation of the Business or necessary to operate the businesses of the Acquired Companies, consistent with past practice.

(b) The buildings, machinery, equipment, and other tangible assets that the Acquired Companies own and lease are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are presently used in all material respects.

3.7 Financial Statements.

(a) Attached to Section 3.7(a) of the Disclosure Schedules are true, correct and complete copies of the following financial statements of the Acquired Companies (collectively, the “Financial Statements”): (i) reviewed consolidated balance sheets, statements of comprehensive loss, stockholders’ equity, and cash flows as of and for the fiscal years ended December 31, 2019 and December 31, 2020 (the “Most Recent Fiscal Year End”); and (ii) unaudited balance sheets, statements of comprehensive loss, stockholders’ equity, and cash flows (the “Most Recent Financial Statements”) as of and for the eight (8)-month period ended August 31, 2021 (the “Most Recent Fiscal Month End”). The Financial Statements are correct and complete, are consistent with the books and records of the Acquired Companies (which are in turn correct and complete), have been prepared in accordance with GAAP consistently applied, and present fairly in all material respects the financial condition, results of operation, changes in equity and cash flow of the Acquired Companies as of and for their respective dates and for the periods then ending; provided, however, that the Most Recent Financial Statements are subject to normal, recurring year-end adjustments and lack notes (none of which are material individually or in the aggregate to the Acquired Companies (taken as a whole)).

(b) Since the Most Recent Fiscal Year End, other than the transfer of the Equity Investments, the business of the Acquired Companies has been conducted in the Ordinary Course of Business in all material respects, and there has not been any Material Adverse Change and no event has occurred which could reasonably be expected to result in a Material Adverse Change.

(c) Since the Most Recent Fiscal Year End, no Acquired Company has made, changed, or rescinded any election relating to Taxes, settled or compromised any Tax claim, made any change to any of its methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy from those employed in the preparation of its most recent Tax Return, filed any Tax Return inconsistent with past practice, filed any amended Tax Return, or entered into any ruling request, closing agreement or similar agreement with respect to Taxes, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, incurred any liability for Taxes outside the Ordinary Course of Business or failed to pay any Taxes that became due and payable (including any estimated Tax payments).

3.8 Undisclosed Liabilities. The Acquired Companies do not have any, and there is no basis for any, Liability that would have been required to be reflected on the Most Recent Financial Statements, except for Liabilities that (a) are accrued or reserved against in the Most Recent Financial Statements, (b) were incurred subsequent to the Most Recent Fiscal Month End in the Ordinary Course of Business, (c) are included in the calculation of the Closing Purchase Price, (d) that are repaid, terminated, forgiven, settled, cancelled or otherwise extinguished at Closing pursuant to the terms of this Agreement, (e) have been incurred in connection with the transactions contemplated hereby, or (f) are liabilities or obligations pursuant to any Contract listed on Section 3.13 of the Disclosure Schedules or not required by the terms of Section 3.13 of this Agreement to be listed on Section 3.13 of the Disclosure Schedules, in either case which arose in the Ordinary Course of Business and did not result from any default, tort, infringement, breach of contract, breach of warranty or violation of Law.

3.9 Legal Compliance.

(a) The Acquired Companies, their predecessors, Affiliates, and the Business have complied and are in compliance in all material respects with all applicable Laws and Orders, and no Proceeding has been filed or commenced or, to the Knowledge of the Company, threatened alleging any failure to so comply. No Acquired Company has received any written notice or communication alleging any non-compliance of the foregoing and to the Knowledge of the Company there is no investigation or allegation from any Governmental Body of the foregoing.

(b) Section 3.9(b) of the Disclosure Schedules sets forth a correct and complete list of all Permits held by the Acquired Companies. Such Permits (i) constitute all Permits necessary for the operation of the business of the Acquired Companies as presently conducted and (ii) are valid and in full force and effect. The Business is being conducted by the Acquired Companies in accordance with all terms and conditions of the Permits in all material respects. No Acquired Company is in material violation of any term, provision or requirement of any Permit, and no Proceeding is pending or, to the Knowledge of the Company, threatened to revoke or limit any Permit.

(c) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in any such Permit being terminated, revoked, amended, or in any condition being imposed in respect of such Permit.

(d) No Acquired Company and none of the Acquired Companies’ officers, managers, equityholders, directors, agents, employees or any other Persons acting on its or their behalf has (i) made or offered any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or related in any way to the Business, made or offered any illegal payment or loan to or for the benefit of any officer or employee of any Governmental Body, political party or campaign, official or employee of any public international organization, or official or employee of any government owned enterprise or institution, or any customer or supplier of any Acquired Company to obtain or retain business or an advantage in the course of business, or to secure an improper advantage of any Acquired Company, including any payment made to expedite or secure the performance of acts of a routine nature, (ii) violated or is violating any Anti-Corruption Laws; established or maintained, or is maintaining, any illegal fund of corporate monies or other properties; or made, offered, received or proposed to make, offer, or receive any facilitation payment, any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment under applicable Law.

(e) No Acquired Company and none of the Acquired Companies’ officers, managers, equityholders, directors, agents, employees or any other Persons acting on its or their behalf is or has been (i) a Sanctioned Person; (ii) operating in, organized in, conducting business with, or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in or for the benefit of any Sanctioned Country; or (iii) otherwise in violation of any Sanctions and Export Control Laws or U.S. antiboycott requirements (“Trade Controls”).

(f) To the Knowledge of the Company, no Acquired Company has been the subject of any inquiry or Proceeding by any Governmental Body (including by virtue of having made any disclosures) regarding any offense or alleged offense under Trade Controls or Anti-Corruption Laws, and no such inquiry or Proceeding has been threatened or is pending.

3.10 Tax Matters.

(a) The Acquired Companies have timely filed with the appropriate taxing authorities all Tax Returns that they were required to file. All such Tax Returns are correct and complete in all respects and are prepared in compliance with all applicable laws and regulations. All Taxes due and owing by the Acquired Companies (whether or not shown on any Tax Return) have been timely paid. No Acquired Company is currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax. There are no Liens for Taxes (other than Taxes not yet due and payable) upon the Company Shares or any of the assets of the Acquired Companies. Complete and correct copies of all Tax Returns filed in respect of the four (4) taxable years of the Acquired Companies ending prior to the date hereof have been provided to the Buyer, including any amendments thereto.

(b) No Acquired Company has any Tax liabilities (whether due or to become due) with respect to the income, property and operations of any Acquired Company, except for Tax liabilities (i) reflected in the reserve for Tax liabilities (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet, or (ii) that have arisen after the date of the Most Recent Financial Statements in the Ordinary Course of Business and in a manner and at a level consistent with prior periods.

(c) No deficiency or proposed adjustment for any amount of Tax has been proposed, asserted, or assessed by any taxing authority against any Acquired Company that has not been paid, settled, or otherwise resolved. There is no Proceeding or audit now pending, proposed or, to the Knowledge of the Company, threatened against any Acquired Company or concerning any Acquired Company with respect to any Taxes. No Acquired Company has been notified by any taxing authority that any issues have been raised with respect to any Tax Return. There has not been, within the past five (5) calendar years, an examination or written notice of potential examination of the Tax Returns filed with respect to any Acquired Company by any taxing authority.

(d) All Taxes that are required to be withheld or collected by the Acquired Companies, including, but not limited to, Taxes arising as a result of payments (or amounts allocable) to foreign persons or to employees, agents, contractors or stockholders of the Acquired Companies, have been duly withheld and collected and, to the extent required, have been properly and timely paid, remitted or deposited, and all forms required with respect thereto have been properly completed and timely filed as required by applicable Laws.

(e) No claim has ever been made by any taxing authority in a jurisdiction where any Acquired Company does not file Tax Returns or pay Taxes that it is or may be subject to taxation by or in that jurisdiction.

(f) No Acquired Company has been a member of an Affiliated Group (other than a group the common parent of which is the Company). No Acquired Company is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement, and is not liable for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or comparable of state or local law) as a transferee or successor, by Contract or otherwise. No power of attorney granted by any Acquired Company with respect to any Taxes is currently in force.

(g) No Acquired Company will be required to include any item of income, pay any Taxes, or exclude any item of deduction for any taxable period (or portion thereof) beginning after the Closing Date as a result of (i) a change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) the use of an improper method of accounting for a taxable period ending on or before the Closing Date, (iii) a “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Law), (iv) an installment sale or open transaction disposition, (v) the receipt of any prepaid amounts received or deferred revenue accrued on or prior to the Closing Date, (vi) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law), (vii) an election under 108(i) of the Code, (viii) an election under Section 965(h) of the Code (or any similar provision of any Law), (ix) any transactions effected or investments made on or prior to the Closing that result in taxable income pursuant to Section 951(a) of the Code (or any similar provision of Tax Law), or (x) “global intangible low-taxed income” (within the meaning of Section 951A of the Code (or any similar provision of Tax Law)) attributable to a period (or portion thereof) ending prior to the Closing.

(h) No Acquired Company has made an election under Section 965(h) of the Code (or any similar provision of any Law).

(i) No Acquired Company is a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(j) No Acquired Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the payment of any Tax or any Tax assessment or deficiency.

(k) There is no Contract to which any Acquired Company is a party that will, individually or collectively, result in the payment of any amount that would not be deductible by reason of Section 404 of the Code. The Acquired Companies have disclosed on their respective federal Income Tax Returns all positions taken that could give rise to a substantial understatement of federal Income Tax within the meaning of Section 6662 of the Code.

(l) No Acquired Company is, or has been, a party to any “reportable transaction” as defined in Section 6707A(c)(1) of the Code or Treasury Regulation Section 1.6011-4(b).

(m) No Acquired Company has distributed the stock of another Person, or had its stock distributed by another Person, in a transaction intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(n) No Acquired Company is subject to Tax in any jurisdiction (including but not limited to non-U.S. jurisdictions) other than their place of incorporation or formation by virtue of (i) having a permanent establishment or other place of business or (ii) having a source of income in that jurisdiction.

(o) The Acquired Companies have properly (i) collected and remitted sales, value added and similar taxes with respect to sales or leases made to or services provided to, its customers, and (ii), for all sales, leases or services that are exempt from sales, value added and similar taxes and that were made without charging or remitting sales, value added or similar taxes, received and retained any appropriate tax exemption certificates and other documentation qualifying such sale as exempt.

(p) Each agreement, Contract, plan, or other arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code to which any Acquired Company is a party (collectively, a “Plan”) complies with and has been maintained in accordance with the requirements of Section 409A(a)(2), (3), and (4) of the Code and any U.S. Department of Treasury or IRS guidance issued thereunder and no amounts under any such Plan is or has been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code. No Acquired Company has any actual or potential obligation to reimburse or otherwise “gross-up” any Person for the interest or additional tax set forth under Section 409A(a)(1)(B) of the Code. No Acquired Company has any indemnity or similar obligation for any Taxes imposed under Section 4999.

(q) No Acquired Company has received any letter ruling from the IRS (or any comparable ruling from any other taxing authority).

(r) No Acquired Company has ever used the cash receipts and disbursements method of accounting for federal or applicable state, local or foreign income Tax purposes.

(s) None of the Company Shares for which a valid election under Section 83(b) of the Code has not been made is non-transferable and subject to a substantial risk of forfeiture under Section 83(b) of the Code.

(t) The method of allocating income and deductions to the Acquired Companies complies with the principles set forth in Section 482 of the Code and United States Treasury Regulations promulgated thereunder (and any corresponding provisions of state, local or non-U.S. Law) and any other applicable Laws on transfer pricing.

(u) Schedule 3.10(u) lists the U.S. federal income tax classification of each of the Acquired Companies.

(v) The Acquired Companies are in full compliance with all terms and conditions of any Tax exemption, Tax holiday, Tax abatement (including with respect to real property Taxes and personal property Taxes) or other Tax reduction agreement or order of a governmental entity, and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday, Tax abatement or other Tax reduction agreement or order.

(w) No Acquired Company is a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(x) The Acquired Companies have (i) to the extent applicable, properly complied with all requirements of applicable Tax Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) to the extent applicable, properly complied with all requirements of applicable Tax Law and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, and (iii) not sought (nor has any Affiliate that would be aggregated with any of the Acquired Companies and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(y) The Company (and any predecessor of the Company) has been a validly electing S corporation, within the meaning of Sections 1361 and 1362 of the Code, at all times since January 1, 2017. The Company (and any predecessor of the Company) has qualified as an S corporation at all times during since January 1, 2017 in all state and local jurisdictions in which the Company files Tax returns. At all times since January 1, 2017, all outstanding Company Shares conferred identical rights to distribution and liquidation proceeds and no commercial contractual agreements (including leases, employment agreements, or loan agreements entered into by the Company and/or any party that holds or has held a beneficial ownership interest in the Company at any time since January 1, 2017, has been entered into with the primary purpose to circumvent the requirement that all shares of stock of the Company contain identical rights to distribution and liquidation proceeds. The Company has no potential liability for any Tax under Section 1374 of the Code (or any similar provision of state or local Tax law).

3.11 Real Property.

(a) No Acquired Company now owns, and no Acquired Company has at any time in the past owned, any real property.

(b) Section 3.11(b) of the Disclosure Schedules sets forth the address of each parcel of Leased Real Property, and a correct and complete list of all Leases for each parcel of Leased Real Property. The Company has made available to Buyer a true and complete copy of each Lease, and in the case of any oral Lease, a written summary of the material terms of such Lease.

(c) Subject to the respective terms and conditions in the Leases, the Acquired Companies are the sole legal and equitable owners of the leasehold interest in the Leased Real Property and possesses good and marketable, indefeasible title thereto, free and clear of all Liens (other than Permitted Liens).

(d) With respect to each parcel of Leased Real Property: (i) there are no pending or, to the Knowledge of the Company, threatened condemnation proceedings, suits or administrative actions relating to any such parcel or other matters affecting adversely the current use or occupancy; (ii) the operation of the Leased Real Property in the manner in which it is now operated complies with all zoning, building, use, safety or other similar statutes, ordinances or regulations of any Governmental Body; (iii) all Improvements on any such parcel are in good operating condition, ordinary wear and tear excepted, are supplied with utilities and other services necessary for the operation of the Business as currently conducted at such facilities and safe for their current occupancy and use; (iv) no Acquired Company has received any notice of any special Tax, levy or assessment for benefits or betterments that affect any parcel of Leased Real Property that is or will be the responsibility of any Acquired Company and, to the Knowledge of the Company, no such special Taxes, levies or assessments are pending or contemplated; (v) there are no Contracts granting to any third party or parties the right of use or occupancy of any such parcel, and there are no third parties (other than the Acquired Companies) in possession of any such parcel; and (vi) each such parcel abuts on and has adequate direct vehicular access to a public road and there is no pending or, to the Knowledge of the Company, threatened termination of such access. The Leased Real Property comprises all of the real property used or intended to be used in the Business, and no Acquired Company is a party to any Contract or option to purchase any real property or interest therein.

3.12 Intellectual Property.

(a) Section 3.12(a) of the Disclosure Schedules contains a complete and accurate list of all (i) registered or applied for Intellectual Property, and (ii) all material unregistered Intellectual Property, in each case, owned by the Acquired Companies. The Acquired Companies are the sole owners of all right, title, and interest in (A) all Intellectual Property owned by or purported to be owned by the Acquired Companies, including all such Intellectual Property set forth or required to be set forth on Section 3.12(a) of the Disclosure Schedules and (B) except for any Open Source Software set forth on Section 3.12(a) of the Disclosure Schedules or Intellectual property licensed under an Intellectual Property License set forth on Section 3.13(a)(xiii) of the Disclosure Schedules, all Intellectual Property utilized in the Business (collectively, “Owned Intellectual Property”), in each case, free and clear of all Liens (other than Permitted Liens).

(b) The Acquired Companies own or have the right to use pursuant to a valid written Contract all Intellectual Property used in the Business (including all Owned Intellectual Property, “Company Intellectual Property”), free and clear of all Liens (other than Permitted Liens) except, in each case, where a failure to own or have the right to use such Intellectual Property would not, individually or in the aggregate, result in a material Liability to the Acquired Companies. Neither any Seller nor any of their Affiliates (other than an Acquired Company) owns any right, title, or interest, in any Company Intellectual Property. The transactions contemplated by this Agreement shall not result in the loss or impairment of any right, title or interest of any Acquired Company in or to any of the Company Intellectual Property, and all of the Company Intellectual Property shall be owned or available for use by the Acquired Companies after the Closing Date on terms and conditions identical to those under which the Acquired Companies owned or used the Company Intellectual Property immediately prior to the Closing Date.

(c) Each item of the Company Intellectual Property is subsisting, unexpired, in full force and effect, has not been abandoned, canceled, or misused and is valid and enforceable. No dispute, action, suit, judgment, order, decree, proceeding, hearing, investigation, inquiry, charge, complaint, claim, or demand seeking to cancel or contesting the patentability, registrability, validity, or enforceability of, any Acquired Company’s use or ownership of, any of the Company Intellectual Property has occurred, is in progress, or is pending, and no Acquired Company has received any notice of any of the foregoing and to the Knowledge of the Company, there is no reasonable basis for any of the foregoing.

(d) No Acquired Company has, and the conduct of the Business has not, infringed, misappropriated, or otherwise conflicted with, and does not infringe, misappropriate, or otherwise conflict with, any third party Intellectual Property. To the Knowledge of the Company, no third party has infringed, misappropriated, or otherwise conflicted with, or is infringing, misappropriating, diluting, impairing, or otherwise conflicting with, any of the Owned Intellectual Property.

(e) The Acquired Companies have taken steps reasonable under the circumstances, including reasonable security measures, to protect the secrecy, confidentiality, and value of all Owned Intellectual Property, including any trade secrets and any proprietary source code. No current or former director, employee, independent contractor, advisor, or consultant of any Acquired Company has or retains or claims to have any ownership or right to use in or to any of the Owned Intellectual Property. All current and former employees, independent contractors, and other Persons who have been involved in the development of any Intellectual Property (including any Owned Intellectual Property) for the benefit of any Acquired Company have executed and delivered to the Company a valid and enforceable agreement (A) providing for the nondisclosure by such Person of any Confidential Information of the Acquired Companies, (B) providing for the assignment by such Person to the Acquired Companies of any Intellectual Property arising out of such Person’s employment by, engagement by or contract with the Acquired Companies and (C) irrevocably waiving all of his or her moral rights and any other similar rights in such Intellectual Property for the benefit of the Acquired Companies and any subsequent owner of such Intellectual Property and any Person authorized by the Acquired Companies or any subsequent owner to use such Intellectual Property. To the Knowledge of the Company, there has been no breach of any such agreements.

(f) None of the Intellectual Property used by the Acquired Companies or in the Computer Systems contains any computer code or other mechanism of any kind designed to disrupt, disable or harm in any manner the operation of any Software or hardware or other business processes or to misuse, gain unauthorized access to or misappropriate any business or Personal Information, including worms, bombs, backdoors, clocks, timers, or other disabling device code, or designs or routines that cause Software or information to be erased, inoperable, or otherwise incapable of being used, either automatically, with passage of time or upon command (collectively, “Disabling Code”). The Acquired Companies employ commercially reasonable protection and security measures (including physical, organizational, and technological measures) in relation to the Computer Systems to detect and safeguard against Disabling Code affecting the Acquired Companies’ internal business operations, and services provided to the Acquired Companies’ customers. All of the computer hardware, firmware, databases, Software, systems, information technology infrastructure (including telecommunications), and other similar or related items of automated, computerized or software systems and infrastructure used, controlled, or relied upon by the Acquired Companies in the operation of the Business (whether or not outsourced) (collectively, the “Computer Systems”) are sufficient in all material respects for the needs of the Business and are in good operating condition, substantially free of defects in design, programming and implementation. The Acquired Companies have in place business continuity and disaster recovery plans that are designed to minimize and mitigate the occurrence, duration, and effect of any unscheduled unavailability of the Computer Systems. To the Knowledge of the Company, there have been no (i) successful unauthorized intrusions or breaches of the security of the Computer Systems, (ii) prolonged periods of unscheduled unavailability of the Computer Systems, or (iii) failures, breakdowns or continued substandard performance of the Company Systems that have caused any substantial disruption or interruption in or use of the Company Systems as a whole or with respect to any portion thereof.

(g) With respect to data collection, use, privacy, protection, and security, the Acquired Companies have complied in all material respects with all applicable Laws, all Contracts to which any Acquired Company is party, all additional or higher leading industry standards or requirements applicable to the conduct of the Business, and all of the Acquired Companies’ internal or customer-facing policies, respectively. No Acquired Company has suffered any incident in which Personal Information or other confidential or sensitive information of any Acquired Company or its customers was or may have been stolen or improperly accessed, including any actual or threatened breach, unauthorized disclosure, or misuse of any Personal Information, and no Acquired Company has received any written notice or complaint from any Person with respect thereto or been the subject of any claim, proceeding or investigation.

3.13 Contracts.

(a) Section 3.13(a) of the Disclosure Schedules sets forth a correct and complete list of the following Contracts to which any Acquired Company is a party as of the date hereof:

(i) any Contract with a Customer that deviates in a material respect from such Acquired Company’s standard terms and conditions with its Customers, a copy of such standard terms and conditions is attached to Section 3.13(a) of the Disclosure Schedules;

(ii) any Contract with any Material Customer or Material Vendor required to be listed on Section 3.21(a) of the Disclosure Schedules;

(iii) each lease, rental, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having aggregate payments of less than $10,000 and with terms of less than one year);

(iv) each joint venture, partnership or Contract involving a sharing of profits, losses, costs, or liabilities with any other Person;

(v) each Contract containing any exclusivity rights, covenant that purports to restrict the Business, or limit the freedom of such Acquired Company to engage in any line of business, to compete with any Person or solicit and/or hire any Person (excluding, in each cash, confidentiality agreements entered into in the ordinary course of business);

(vi) each Contract for Debt;

(vii) each Contract providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement;

(viii) each collective bargaining agreement or other Contract with any labor organization or any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or practice, whether formal or informal, or any severance agreement or arrangement;

(ix) each Contract under which such Acquired Company has advanced or loaned to any other Person amounts in the aggregate exceeding $5,000;

(x) each Contract with any Seller or any officer of an Acquired Company or any Affiliate thereof;

(xi) each employment or consulting Contract or other Contract with any of such Acquired Company’s officers, directors, consultants, independent contractors, employees, or other individual service providers;

(xii) each Contract which is a settlement, conciliation, or similar agreement with any Governmental Body or pursuant to which such Acquired Company will have any material obligations after the date of this Agreement;

(xiii) each Contract relating to Intellectual Property, including any agreement: (A) that is an Intellectual Property License, but excluding any licenses for unmodified, commercially available off-the-shelf software that is used in such Acquired Company’s internal “back-office” operations for which such Acquired Company pays a license fee of no more than $10,000 in the aggregate annually; (B) whereby such Acquired Company is otherwise restricted in the ability to use, enforce, or disclose any Intellectual Property, including settlement agreements; or (C) providing for the development of any Intellectual Property, independently or jointly, by or for such Acquired Company, including any joint venture agreements;

(xiv) each Contract which purports to be binding on Affiliates of an Acquired Company;

(xv) each Contract relating to the acquisition or disposition (whether by merger, sale of stock, sale of assets or otherwise) of any Person or material line of business entered into during the last three years or the future acquisition or disposition (whether by merger, sale of stock, sale of assets or otherwise) of any Person or material line of business;

(xvi) each Contract pursuant to which any Acquired Company has continuing indemnification, guarantee, royalty payments, achievement tor results payments, milestone payments, “earn-out” or other contingent payment obligations or that provide for future payments that are conditioned upon, in whole or in part, a change of control or similar event;

(xvii) any other agreement material to such Acquired Company whether or not entered into in the Ordinary Course of Business; and

(xviii) any written, verbal or otherwise binding commitment to enter into any Contract or agreement of the type describe in the foregoing subsections in this Section 3.13(a).

(b) The Company has delivered to Buyer a correct and complete copy of each written Material Contract, together with all amendments, exhibits, attachments, waivers, or other changes thereto. Section 3.13(b) of the Disclosure Schedules contains an accurate and complete description of all material terms of all oral Material Contracts.

(c) Each Material Contract is legal, valid, binding, enforceable, in full force and effect and will continue to be legal, valid, binding, and enforceable on identical terms following the Closing Date. Except as specifically disclosed and described in Section 3.13(c) of the Disclosure Schedules, (i) no Material Contract has been breached or canceled by any Acquired Company, or to the Knowledge of the Company, any other party thereto, (ii) each Acquired Company has performed all obligations under such Material Contracts required to be performed by such Acquired Company, (iii) to the Knowledge of the Company, there is no event which, upon giving of notice or lapse of time or both, would constitute a breach or default under any such Material Contract or would permit the termination, modification or acceleration of such Material Contract, and (iv) no Acquired Company has assigned, delegated or otherwise transferred to any Person any of its rights, title or interest under any such Material Contract.

3.14 Insurance.

(a) Section 3.14(a) of the Disclosure Schedules sets forth a list of each material policy, bond and surety arrangement with respect to which any Acquired Company is a party, a named insured, or otherwise the beneficiary of coverage, including (i) the name of the insurer, (ii) the policy number, (iii) the period of coverage, (iv) the policy limit, and (v) any applicable deductible (collectively, the “Company Insurance Agreements”). No Company Insurance Agreement is self-insured or partially self-insured, and no Acquired Company has any Liability with respect to any self-insured arrangement or partially self-insured arrangement, whether or not currently in effect or previously terminated.

(b) There is no claim by any Acquired Company or any other Person pending under any such Company Insurance Agreements as to which coverage has been denied, or disputed. All premiums payable under all such Company Insurance Agreements and bonds have been paid. To the Knowledge of the Company there are no threatened terminations of, or material premium increases with respect to, any of such policies or bonds. Section 3.14(a) of the Disclosure Schedules sets forth a list of all claims made under the Company Insurance Agreements, or under any other insurance policy, bond or agreement covering any Acquired Company or its operations since January 1, 2018. An Acquired Company is the primary named insured under each Company Insurance Agreement and no Seller or any of his or her Affiliates are insured under any Company Insurance Agreement.

3.15 Litigation. Except as set forth in Section 3.15 of the Disclosure Schedules, there are no (and during the last three years, there have not been any) material complaints, charges, Proceedings, Orders, or investigations pending or, to the actual knowledge (without any requirement for inquiry) of any Key Employee, threatened or anticipated relating to or materially and adversely affecting any Acquired Company (in each case, other than any complaints, charges, Proceedings, Orders, or investigations that are against or otherwise affecting any actual or prospective customary of an Acquired Company). There is no outstanding material Order to which any Acquired Company is subject. The Acquired Companies are fully insured with respect to each of the matters set forth or required to be set forth on Section 3.15 of the Disclosure Schedules (except to the extent of any applicable deductible). The Acquired Companies are not engaged in or a party to or, to the Knowledge of the Company, threatened with any complaint, charge, Proceeding, Order, investigation or other process or procedure for settling disputes or disagreements with respect to any Acquired Company or the transactions contemplated by this Agreement, and no Acquired Company has received notice of a claim or dispute that is reasonably likely to result in any such complaint, charge, Proceeding, Order, investigation or other process or procedure for settling disputes or disagreements with respect to any Acquired Company or the transactions contemplated by this Agreement.

3.16 Employees.

(a) The Company has provided Buyer with a correct and complete list of all employees of the Acquired Companies, showing for each: (i) name, (ii) hire date, (iii) current job title, (iv) actual base salary or hourly wage rate, bonus, commission or other remuneration paid during 2019 and 2020, (v) 2019 and 2020 base salary level or hourly wage rate and 2019 and 2020 target bonus and (vi) Fair Labor Standards Act designation (i.e. exempt or nonexempt).

(b) The Company has provided Buyer with correct and complete copies of (i) all existing severance, accrued vacation or other leave agreement, policies or retiree benefits of any officer, employee, independent contractor, consultant or other individual service provider, (ii) all employee trade secret, non-compete, non-disclosure and invention assignment agreements and (iii) all manuals and handbooks applicable to any current or former director, manager, officer, employee, consultant, independent contractor, or other individual service provider, in each case, of any Acquired Company. The employment or consulting arrangement of each officer, employee consultant, independent contractor, or other individual service provider of each Acquired Company is, subject to applicable Laws involving the wrongful termination of employees, terminable at will (without the imposition of penalties or damages) by such Acquired Company, and such Acquired Company does not have any severance obligations if any such officer, employee, consultant, independent contractor or individual service provider is terminated. To the Knowledge of the Company, no executive or key employee of any Acquired Company or any group of employees of any Acquired Company has any plans to terminate employment with any Acquired Company within twelve (12) months of the Closing.

(c) No Acquired Company has experienced (nor, to the Knowledge of the Company, has it been threatened with) any strike, lockout, picket, slow down, work stoppage, material grievance, claim of unfair labor practices, or other collective bargaining or material labor dispute within the past three years. No Acquired Company has committed any material unfair labor practice. To the Knowledge of the Company, no union organizational effort has been made or threatened by or on behalf of any labor organization or group of employees with respect to employees of any Acquired Company within the past three years. No Acquired Company is a party or subject to any collective bargaining agreements, collective bargaining relationships, or other Contracts with any labor organization. Each Acquired Company has paid in full to all of its officers, employees, consultants, independent contractors, and other service providers all wages, salaries, commissions, bonuses, benefits, wage premiums, fees, expense reimbursement, severance and other compensation due and payable pursuant to any Law, Contract, or policy of such Acquired Company. Each Acquired Company has complied, in all material respects, with all Laws regarding employment, including provisions thereof relating to employment practices, terms and conditions of employment, wages and hours, discrimination, retaliation, equal pay, employee classification, independent contractors, labor relations, unions, and the employment of non-U.S. nationals in the United States, including the Immigration and Nationality Act 8 U.S.C. Sections 1101 et seq. and its implementing Regulations. In the past three (3) years, no Acquired Company has implemented any plant closing or mass layoff implicating the Worker Adjustment and Retraining Notification Act or similar Law (“WARN”), nor are any such actions contemplated, planned, or announced, including in connection or as a result of COVID-19 or any COVID-19 Measure. No Acquired Company has experienced on or prior to the date hereof any material employment related liability with respect to COVID-19 or any COVID-19 Measure. No Acquired Company has any outstanding liability under WARN. Section 3.16(c) of the Disclosure Schedules sets forth by date and location all employees terminated by the Company within the 90 days preceding the Closing.

3.17 Employee Benefits.

(a) Section 3.17 of the Disclosure Schedules lists each Employee Benefit Plan that the Acquired Companies or any ERISA Affiliates sponsors or maintains or to which the Acquired Companies or any ERISA Affiliate contributes or has any obligation to contribute or with respect to which any Acquired Company or any ERISA Affiliate has any liabilities (each a “Company Employee Benefit Plan”).

(i) Each Company Employee Benefit Plan (and each related trust, insurance Contract, or fund) has been established, maintained, funded and administered in accordance with the terms of the Company Employee Benefit Plan and all applicable Laws and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable Laws. All reports and descriptions (including Form 5500 annual reports, Forms 1094-C and 1095-C, summary annual reports, summaries of benefits and coverage and summary plan descriptions) have been timely filed and distributed in accordance with the applicable requirements of ERISA and the Code with respect to each Company Employee Benefit Plan.

(ii) The Acquired Companies and the ERISA Affiliates have complied and are in compliance with the requirements of COBRA. No Acquired Company has incurred nor is reasonably expected to incur or to be subject to any Tax or other penalty under Section 4980B, 4980D or 4980H of the Code.

(iii) All contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements and premium payments that are due have been made within the time periods prescribed by ERISA and the Code and the terms of a Company Employee Benefit Plan and all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date which are not yet due have been made or properly accrued.

(iv) Each Company Employee Benefit Plan which is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code is so qualified and has received a current favorable determination letter or is entitled to rely on a current opinion letter from the IRS that such Company Employee Benefit Plan is so qualified, and nothing has occurred that could adversely affect the qualified status of any such Company Employee Benefit Plan.

(v) There have been no Prohibited Transactions with respect to any Company Employee Benefit Plan. No Fiduciary has any liability for a breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Employee Benefit Plan. No Proceeding with respect to any Company Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Company, threatened, and there is no fact or circumstance that could give rise to any such Proceeding.

(vi) With respect to each Company Employee Benefit Plan, the Company has provided to Buyer correct and complete copies of the plan documents and summary plan descriptions (and all amendments and summaries of material modifications thereto), the most recent determination or opinion letter received from the IRS, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance Contracts, and other funding arrangements which implement each Company Employee Benefit Plan.

(vii) No Company Employee Benefit Plan provides, and neither the Acquired Companies nor any ERISA Affiliate has any obligation to provide, benefits, including death or medical benefits, beyond termination of service or retirement other than (A) coverage mandated by COBRA for which the covered Person pays the full cost of coverage, or (B) death or retirement benefits under any Company Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(viii) To the extent that any Company Employee Benefit Plan constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, such Company Employee Benefit Plan has been operated in material compliance with Section 409A of the Code and applicable guidance promulgated thereunder.

(b) No Acquired Company nor any ERISA Affiliate sponsors, maintains, contributes to, has any obligation to contribute to, or has any actual or potential liability under or with respect to any (i) “defined benefit plan” (as defined in Section 3(35) of ERISA), (ii) multiple employer plan (as described in Section 413(c) of the Code), (iii) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or (iv) a Multiemployer Plan. No Acquired Company has any current or contingent liability or obligation as a result of at any time being treated as a single employer under Section 414 of the Code with any other Person.

(c) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (whether alone or together with any other event or events) (i) entitle any employee, officer or director of any Acquired Company to any increase in any compensation or benefits (including any cash or equity award or benefit or severance benefit), (ii) accelerate the time at which any compensation, benefits or award may become payable, vested or required to be funded in respect of any such employee, officer or director, or (iii) entitle any employee, officer or director to any additional compensation, benefits or awards.

(d) No Acquired Company sponsors or contributes to or is required to contribute to any benefit or compensation plan, program or arrangement of any kind that is primarily for the benefit of individuals located outside of the United States.

3.18 Debt.

(a) Except as set forth on Section 3.18 of the Disclosure Schedules, no Acquired Company has any Debt nor is liable for any Debt of any other Person.

(b) As of the date of the applicable Acquired Company’s submission of the application for the PPP Loan (the “PPP Loan Application”), the applicable Acquired Company satisfied all eligibility requirements for the PPP Loan, all information included in the PPP Loan Application was complete and accurate and all certifications made pursuant to the PPP Loan Application were made in good faith. As of the date of the applicable Acquired Company’s submission of the application for forgiveness of the PPP Loan (the “Forgiveness Application”), the applicable Acquired Company satisfied all eligibility requirements for absolute forgiveness of the PPP Loan, all information included in the Forgiveness Application was complete and accurate in all respects and all certifications made pursuant to the Forgiveness Application were made in good faith. Any proceeds used from the PPP Loan were used in compliance with the requirements of the CARES Act, and the applicable Acquired Company did not use the PPP Loan proceeds in any manner, and the applicable Acquired Company did not take any other action, that would cause the PPP Loan or any portion thereof to violate the material terms of the CARES Act or any other applicable Law. Prior to the date hereof, the Company has provided written evidence of the PPP Loan lender’s complete forgiveness of any outstanding balance under the PPP Loan.

3.19 Environmental, Health, and Safety Matters. The Acquired Companies and their predecessors have complied and are in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements and has no material liability with respect thereto.

3.20 Affiliate Relationships.

(a) Except as set forth on Section 3.20(a) of the Disclosure Schedules, no officer or director of any Acquired Company (except, with respect to clauses (i) through (v) below, to the extent customarily arising out of any officer’s or director’s position as such in the Ordinary Course of Business) nor any of the Affiliates (other than the Acquired Companies): (i) owns, directly or indirectly, any stock or other ownership interest or investment in any Person that is a competitor, vendor, customer, lessor or lessee of any Acquired Company; provided, however, that the foregoing representation shall be deemed not to be made as to the ownership of not more than 2% of the capital stock of any such Person that has securities registered pursuant to Section 13 or Section 15 of the Securities Exchange Act of 1944; (ii) has any claim against or owes any amount to, or is owed any amount by, any Acquired Company; (iii) has received from or furnished to any Acquired Company any goods or services since the Most Recent Fiscal Year End; (iv) has any interest in or owns any assets, properties or rights used in the conduct of the business (other than typical office furniture and materials that may be utilized by such Person when working remotely), (v) is a party to any Contract to which any Acquired Company is a party; or (vi) is involved in any other business relationship with any Acquired Company.

(b) Additionally, no officer or director of any Acquired Company or any of his or her Affiliates has undertaken any of the items listed in Section 3.20(a) through another Person for the purpose of avoiding any potential breaches of the corporate opportunity doctrine or to otherwise deceive any Acquired Company or any of their respective shareholders.

3.21 Customers; Vendors.

(a) Section 3.21(a) of the Disclosure Schedules sets forth a correct and complete list of the 10 largest vendors (by dollar volume) (each such vendor, a “Material Vendor”) of products or services to the Acquired Companies and the 20 largest customers (by dollar volume) (each such customer, a “Material Customer”) of the Acquired Companies, on a consolidated basis, during the calendar years 2019 and 2020 and for the seven (7) month period ended as of the date of the Most Recent Fiscal Month End. Section 3.21(a) of the Disclosure Schedules also sets forth, for each Material Vendor and Material Customer, the aggregate payments from and to such Person by the Acquired Companies during such periods. There are no outstanding disputes with any such vendors or customers, and no Material Vendor or Material Customer has provided written notice or otherwise, to the Knowledge of the Company, indicated that it will stop, or materially decrease the rate of supplying goods or services to, or purchasing goods or services from, as applicable, any Acquired Company, or otherwise materially change the terms of its relationship with any Acquired Company. No Acquired Company has any reason to believe, any Material Vendor or Material Customer stopping or materially changing the terms of its relationship with any Acquired Company after, or as a result of, the consummation of any transaction contemplated by this Agreement.

(b) Attached to Section 3.21(b) of the Disclosure Schedule are the Acquired Companies’ standard form of customer agreements which include all terms, conditions and warranties governing agreements between the Acquired Companies and their customers. Except as set forth in Section 3.21(b) of the Disclosure Schedules, no Acquired Company has extended any other terms, conditions or warranties to any customer.

Article 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers that the statements contained in this Article 4 are true, correct and complete as of the Closing.

4.1 Organization of Buyer. Buyer is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Delaware.

4.2 Authorization of Transaction. Buyer has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable against it in accordance with the terms of this Agreement. Upon the execution and delivery by Buyer of each Ancillary Agreement to which it is a party, such Ancillary Agreement will constitute the valid and legally binding obligation of Buyer, enforceable against it in accordance with the terms of such Ancillary Agreement. Buyer is not required to give any notice to, make any filing with, or obtain any Consent of any Governmental Body in order to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which Buyer is a party. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which Buyer is a party have been duly authorized by Buyer.

4.3 Non-Contravention. Neither the execution and the delivery of this Agreement nor the Ancillary Agreements to which Buyer is a party, nor the consummation of the transactions contemplated hereby and thereby, will (a) violate or conflict with any Law or Order to which Buyer is subject, (b) violate any provision of the Organizational Documents of Buyer or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which Buyer is a party or by which it is bound or to which any of its assets is subject.

4.4 Brokers’ Fees. Buyer does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

4.5 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Closing Purchase Price and consummate the transactions contemplated by this Agreement.

4.6 No Prior Buyer Operations. Buyer was formed solely for the purpose of effecting the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Article 5
POST-CLOSING COVENANTS

5.1 General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement or any Ancillary Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 6 below). Each Seller acknowledges and agrees that from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), Contracts, and financial data of any sort relating to the Acquired Companies.

5.2 Litigation Support. In the event and for so long as Buyer or any Acquired Company are actively contesting or defending against any Proceeding in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any Acquired Company, each Seller will reasonably cooperate with Buyer and its counsel in the contest or defense and provide such testimony as shall be necessary in connection with the contest or defense, all at the sole cost and expense of Buyer and/or the Acquired Companies (unless Buyer and/or the Acquired Companies are entitled to indemnification therefor under Article 6 below).

5.3 Transition. No Seller shall take or permit any of its Affiliates to take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, vendor, or other business associate of the Acquired Companies from maintaining the same business relationships with the Acquired Companies after the Closing as it maintained with the Acquired Companies prior to the Closing.

5.4 Confidentiality. Each Seller agrees not to and to cause his or her Affiliates not to disclose or use any Confidential Information other than in furtherance of the Acquired Companies’ objectives in the course of his or her employment with an Acquired Company. In the event that any Seller is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigation demand, or similar process to disclose any Confidential Information, such Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5.4. If, in the absence of a protective order or the receipt of a waiver hereunder, such Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal, such Seller may disclose the Confidential Information to the tribunal; provided, however, that such Seller shall use reasonable best efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment will be given to such portion of the Confidential Information required to be disclosed as Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is available due to the actions of a Seller after the Closing Date. Each Seller shall treat and hold as confidential all of the terms and conditions of the transactions contemplated by this Agreement and the other Ancillary Agreements; provided, however, that a Seller may disclose such information to its legal counsel, accountants, or other advisors on an as-needed basis so long as any such Person is bound by a confidentiality obligation with respect thereto.

5.5 Covenant Not to Compete. During the Restricted Period, each Key Employee will not, and will not permit any of his or her Affiliates to, directly or indirectly, in any manner on such Person’s own account or for the benefit of any other Person anywhere in the Applicable Area, engage directly or indirectly in the Business or any business that competes with the Business or the Acquired Companies, or own any interest in, manage, control, participate in or consult with or render services for any Person that is engaged in the Business or in any activity that competes directly or indirectly with the Business or the Acquired Companies; provided, however, that owning less than 2% of the outstanding stock of any publicly traded corporation engaged in the Business shall not be a breach of this Section 5.5.

5.6 Covenant Not to Solicit. During the Restricted Period, each Key Employee will not, and will not permit any of his or her Affiliates to, directly or indirectly, in any manner on such Person’s own account or for the benefit of any other Person, (a)  solicit or provide services to any Customer with the intent of selling or attempting to sell any services similar to those offered by the Business, provided that nothing contained herein shall restrict any Key Employee from any general advertisements, posts or similar solicitations or activities not on behalf of any business that directly competes with the Business as currently conducted; (b) recruit, solicit or otherwise attempt to employ or engage any Person employed or engaged by any Acquired Company as of the date hereof, or induce or attempt to induce any Person to leave such employment or engagement, or (c) interfere with the relationship between the Buyer, an Acquired Company and any employee, consultant, Customer, sales representative, vendor, licensee or other business relation (or any prospective customer, vendor, licensee or other business relationship) of an Acquired Company by making any negative or disparaging statements or communications regarding the Business, the Buyer, an Acquired Company, or any of their respective operations, officers, directors or direct or indirect investors. For the avoidance of doubt, the restrictions set forth in this Section 5.6 apply exclusively to each of the Key Employees.

5.7 Enforcement. If the final judgment of a court of competent jurisdiction declares that any term or provision of Section 5.5 or 5.6 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closer to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. In the event of any breach or violation by a Seller of any term or provision of Section 5.5 or 5.6, the time period of such covenant shall be tolled until such breach or violation is resolved. In the event of litigation involving Section 5.5 or 5.6, the non-prevailing party shall reimburse the prevailing party for all costs and expenses, including reasonable attorneys’ fees and expenses, incurred in connection with any such litigation, including any appeal therefrom. The existence of any claim or cause of action by any Seller against Buyer, any Acquired Company or any of their Affiliates, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by Buyer of the provisions of Section 5.5 or 5.6, which Sections will be enforceable notwithstanding the existence of any breach by the Buyer.

5.8 Release. Each Seller, for himself or herself, and his or her Affiliates, successors and assigns (collectively, the “Releasors”), hereby forever fully and irrevocably releases and discharges Buyer, each Acquired Company, each of their respective Affiliates, and each of their respective predecessors, successors, direct or indirect subsidiaries and past and present direct or indirect equityholders, stockholders, members, managers, directors, officers, employees, attorneys, agents, and other representatives (collectively, the “Released Parties”) from any and all actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages, costs, expense, and attorneys’, brokers’ and accountants fees and expenses) arising out of or related to events, facts, conditions or circumstances existing or arising prior to the Closing Date, which the Releasors can, shall or may have against the Released Parties, whether known or unknown, matured or unmatured, suspected or unsuspected, unanticipated as well as anticipated (collectively, the “Released Claims”), and hereby irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or proceeding of any kind, in any court or before any tribunal, against any Released Party based upon any Released Claim. Notwithstanding the preceding sentence of this Section 5.8, “Released Claims” does not include, and the provisions of this Section 5.8 shall not release or otherwise diminish, the obligations of Buyer set forth in or arising under any provisions of this Agreement or the Ancillary Agreements.

5.9 Insurance Matters. Buyer shall use commercially reasonable efforts to cause the Acquired Companies, at the Sellers’ sole cost and expense, to continue to carry professional liability insurance with respect to pre-Closing periods, with coverage limits of not less than $2 million for a period of fifteen (15) months following the Closing Date (the “Tail Coverage”).

5.10 Equity Investments. The Parties shall cause the equity holdings listed on Schedule 5.10 (the “Equity Investments”) to be transferred from the Acquired Companies to the individuals who earned each such Equity Investments, as further set forth on Schedule 5.10, as soon as practicable following the Closing.

Article 6
REMEDIES FOR BREACHES OF THIS AGREEMENT

6.1 Indemnification by the Sellers.

(a) Subject to the terms and conditions of this Article 6, the Sellers shall, severally and not jointly, indemnify, defend and hold harmless Buyer, the Acquired Companies, each of their respective Subsidiaries, Affiliates, and successors and assigns (the “Buyer Indemnitees”) from and against the entirety of any Adverse Consequences that any Buyer Indemnitee may suffer or incur (including any Adverse Consequences they may suffer or incur after the end of any applicable Limitation Date, provided that an indemnification claim with respect to such Adverse Consequence is made pursuant to this Article 6 prior to the end of any applicable Limitation Date) resulting from, arising out of, relating to, in the nature of, or caused by any breach or inaccuracy of any representation or warranty made by the Sellers in Article 3 of this Agreement.

(b) The Sellers shall severally and not jointly, pay and otherwise fully satisfy and discharge all Designated Pre-Closing Liabilities, and shall indemnify, defend and hold all Buyer Indemnitees harmless from, and shall reimburse all Buyer Indemnitees for all Adverse Consequences sustained or incurred by any of them in connection with any Designated Pre-Closing Liabilities.

(c) The Sellers shall severally and not jointly, indemnify, defend and hold all Buyer Indemnitees harmless with respect to all Adverse Consequences resulting from or relating to (i) all Taxes (or the nonpayment thereof) of the Acquired Companies for any Pre-Closing Tax Period and any Pre-Closing Straddle Period; (ii) all Taxes imposed on or incurred by any Acquired Company caused by or resulting from the transactions contemplated by this Agreement; (iii) all Taxes of any member of any affiliated, combined or unitary group of which any Acquired Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, provincial, municipal, local or foreign Law; (iv) any and all Taxes of any Person (other than any Acquired Company) imposed on any Acquired Company as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing Date; (v) any and all payroll, employment, withholding and other similar Taxes with respect to any payments contemplated by this Agreement (including any releases or distribution from the Escrow Account); (vi) any Taxes deferred pursuant to the CARES Act or any other similar governmental program; (vii) any Taxes related to the holding, transfer, redemption, or disposition of any Equity Investments; and (viii) any breach of any covenant related to Taxes herein, including, without limitation, those set forth in Article 7.

(d) Subject to the terms and conditions of this Article 6, each Seller shall severally and not jointly indemnify, defend and hold harmless the Buyer Indemnitees from and against the entirety of any Adverse Consequences that any Buyer Indemnitee may suffer or incur (including any Adverse Consequences they may suffer or incur after the end of any applicable Limitation Date, provided that an indemnification claim with respect to such Adverse Consequence is made pursuant to this Article 6 prior to the end of any applicable Limitation Date) resulting from, arising out of, relating to, in the nature of, or caused by (i) any breach or inaccuracy of any representation or warranty made by such Seller in Article 2 of this Agreement, or (ii) any breach of or failure to perform any covenant or agreement of such Seller in this Agreement or in any Ancillary Agreement (other than those related to Taxes).

6.2 Indemnification by Buyer. Subject to the terms and conditions of this Article 6, Buyer will indemnify, defend and hold harmless each Seller and his or her Affiliates, and successors and assigns (the “Seller Indemnitees”) from and against the entirety of any Adverse Consequences they may suffer or incur (including any Adverse Consequences they may suffer or incur after the end of any applicable Limitation Date, provided that an indemnification claim with respect to such Adverse Consequence is made by the Seller Representative pursuant to this Article 6 prior to the end of any applicable Limitation Date) resulting from, arising out of, relating to, in the nature of, or caused by (a) any breach or inaccuracy of any representation or warranty made by Buyer in this Agreement or in any Ancillary Agreement, or (b) any breach of or failure to perform any covenant or agreement of Buyer in this Agreement or in any Ancillary Agreement. For the avoidance of doubt, any claim for indemnification pursuant to this Section 6.2 may be brought solely by the Seller Representative.

6.3 Survival and Time Limitations. All representations, warranties, covenants and agreements of the Parties in this Agreement or any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of any losses or Adverse Consequences or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. No Seller will have any liability with respect to any claim under Section 6.1(a) or Section 6.1(d)(i) unless Buyer notifies the Seller Representative of such a claim on or before the 15 month anniversary of the Closing Date (the “Non-Fundamental Limitation Date”); provided, however, that (a) any claim relating to any representation made in Sections 2.1 (Authorization of Transaction); 2.2 (Title to the Company Shares); 2.3 (Non-Contravention); 2.5 (Affiliate Relationships); 3.1 (Organization, Qualification, and Power); 3.2 (Capitalization); 3.3 (Subsidiaries); 3.4 (Non-Contravention); 3.5 (Brokers’ Fees); 3.9 (Legal Compliance); 3.10 (Taxes); 3.16 (Employees); 3.17 (Employee Benefits); 3.18(b) (PPP Matters) or 3.20 (Affiliate Relationships) (collectively, the representations and warranties described in this clause (a) are referred to as the “Excluded Representations”) may be made at any time until 60 days after the expiration of the applicable statute or period of limitations with respect to the liabilities in question (the “SOL Limitation Date” and, the SOL Limitation Date and the Non-Fundamental Limitation Date, may each be referred to herein as a “Limitation Date”), and (b) any claim related to Fraud may be made at any time without limitation. Buyer will have no liability with respect to any claim for any breach or inaccuracy of any representation or warranty in this Agreement unless the Seller Representative notifies Buyer of such a claim on or before the Non-Fundamental Limitation Date; provided, however, that any claim relating to any representation made in Sections 4.1 (Organization of Buyer), 4.2 (Authorization of Transaction), or 4.3 (Non-Contravention) may be made at any time without any time limitation. The covenants set forth herein shall survive in accordance with their terms, and if no term is provided, until the full performance thereof. If Buyer or the Seller Representative, as applicable, provides proper notice of a claim within the applicable time period set forth above, then liability for such claim will continue until such claim is resolved.

6.4 Limitations on Indemnification by the Sellers.

(a) With respect to the matters described in Section 6.1(a) and Section 6.1(d)(i), the Sellers will have no liability with respect to such matters until Buyer Indemnitees have suffered aggregate Adverse Consequences by reason of all such breaches in excess of $100,000 (the “Threshold Amount”), after which point (subject to the limitations set forth herein) the Sellers will be obligated to indemnify Buyer Indemnitees from and against all Adverse Consequences (including the Adverse Consequences included in the Threshold Amount) in accordance with their Pro Rata Shares; provided, that the foregoing limitations shall not apply in respect of any Adverse Consequences relating to (i) breaches of the Excluded Representations or (ii) Fraud by the Seller.

(b) With respect to the matters described in Section 6.1(a) and Section 6.1(d)(i), the aggregate maximum liability of the each of the Sellers shall be their Pro Rata Share of $2,200,000 (the “Cap”); provided, that the foregoing limitation shall not apply in respect of any Adverse Consequences relating to (i) breaches of the Excluded Representations or (ii) Fraud by the Seller.

(c) Notwithstanding anything herein to the contrary, each Seller’s maximum liability will be the aggregate amount of the Purchase Price actually received by such Seller, other than in the case of Fraud, in which case the party committing such Fraud shall have no limitation on his, her or its liability.

6.5 Limitations on Indemnification by Buyer.

(a) With respect to the matters described in Section 6.2(a), Buyer will have no liability with respect to such matters until the Seller Indemnitees have suffered Adverse Consequences by reason of all such breaches in excess of the Threshold Amount, after which point (subject to the limitations set forth herein) Buyer will be obligated to indemnify the Seller Indemnitees from and against all Adverse Consequences (including the Adverse Consequences included in the Threshold Amount); provided, that the foregoing limitations shall not apply in respect of any Adverse Consequences relating to (i) breaches of any representation made in Sections 4.1, 4.2 and 4.3, or (ii) Fraud by Buyer.

(b) With respect to the matters described in Section 6.2(a), the aggregate maximum liability of Buyer shall be the Cap; provided, that the foregoing limitation shall not apply in respect of any Adverse Consequences relating to (i) breaches of any representation made in Sections 4.1, 4.2 and 4.3, for which the Buyer’s maximum liability will be the aggregate amount received by the Sellers in connection with the transactions contemplated hereby or (ii) Fraud by the Buyer, in which case, no cap shall apply.

6.6 Exclusive Remedy; Fraud. Subject to the last sentence of this Section 6.6, other than the rights of the parties hereto pursuant to Sections 1.4, 1.6, 5.4, 5.5, 5.6, and 9.11, and any other rights arising under any of the Ancillary Agreements (including the other documents and agreements contemplated thereby), the rights of parties hereto under Sections 6.1 and 6.2 shall be the exclusive remedy of the parties hereto with respect to claims based upon a breach or alleged breach of the representations and warranties contained herein. Notwithstanding anything in Section 6.1 through Section 6.5 to the contrary, nothing in this Article 6 shall limit or restrict any of the Buyer Indemnitees’ rights to maintain or recover any amounts in connection with any action or claim based upon Fraud.

6.7 Third-Party Claims.

(a) If a third party initiates a claim, demand, dispute, Proceeding or arbitration (a “Third-Party Claim”) against any Person (the “Indemnified Party”) with respect to any matter that the Indemnified Party may make a claim for indemnification against any Party (the “Indemnifying Party”) under this Article 6, then the Indemnified Party must promptly notify the Indemnifying Party in writing of the existence of such Third-Party Claim and must deliver copies of any documents served on the Indemnified Party with respect to the Third-Party Claim; provided, however, that any failure on the part of an Indemnified Party to so notify an Indemnifying Party shall not limit any of the obligations of the Indemnifying Party under this Article 6 (except to the extent such failure prejudices the defense of such proceeding).

(b) Upon receipt of the notice described in Section 6.7(a), the Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party, provided, that (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer with respect to such Third-Party Claim (subject to the Threshold Amount, if applicable), (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief or relates to Taxes, (iv) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently; provided, further, that if the Indemnifying Party shall be any Seller, the Seller Representative shall have the sole and exclusive right to defend the Indemnified Party against the Third-Party Claim and in no event shall any Seller have the right to assume and defend any Third-Party Claims under this Article 6. The Indemnifying Party will keep the Indemnified Party apprised of all material developments, including settlement offers, with respect to the Third-Party Claim and permit the Indemnified Party to participate in the defense of the Third-Party Claim. So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with this Section 6.7(b), the Indemnifying Party will not be responsible for any attorneys’ fees or other expenses incurred by the Indemnified Party regarding the Third-Party Claim.

(c) In the event that any of the conditions under Section 6.7(b) is or becomes unsatisfied, (i) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it may reasonably deem appropriate, (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Article 6.

(d) Neither the Indemnified Party nor the Indemnifying Party will consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the other party, which consent will not be unreasonably conditioned, withheld or delayed.

6.8 Determination of Indemnification Amounts.

(a) After giving notice of any claim for indemnification, the amount of indemnification to which an Indemnified Party shall be entitled under this Article 6 shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnifying Party; (ii) by a final judgment or decree of the arbitrator or arbitration tribunal, or court of competent jurisdiction, as applicable; or (iii) by any other means to which the Indemnified Party and the Indemnifying Party shall mutually agree in writing. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

(b) The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Adverse Consequences. The amount of any Adverse Consequences, that are subject to indemnification under this Article 6 shall be reduced by the amount by which (a) any insurance proceeds received by the Indemnified Party relating to such Adverse Consequences exceeds (b) the amount of expenses incurred by such Indemnified Party in procuring such insurance recovery, including reasonable legal fees and expenses and any increased premiums related to such insurance claim or costs incurred as a result of such claim for which insurance proceeds are received.

6.10 Other Indemnification Matters. All indemnification payments under this Article 6 will be deemed adjustments to the Purchase Price. For purposes of determining whether there has been any misrepresentation or breach of a representation or warranty, and for purposes of determining the amount of Adverse Consequences resulting therefrom, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material”, “materiality”, “in all material respects”, “Material Adverse Effect” or any similar term or phrase shall be disregarded, it being the understanding of the Parties that for purposes of determining liability under this Article 6, the representations and warranties of the Parties contained in this Agreement shall be read as if such terms and phrases were not included in them.

6.11 Release of Escrow Account. Subject to the further terms and conditions of the Escrow Agreement and this Article 6, Buyer and the Seller Representative shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse the Escrow Account in accordance with Section 1.3(a)(iv), Section 1.3(b) and this Section 6.11:

(a) On January 15, 2024 (the “Escrow Release Date”), the amount remaining in the Escrow Account less the aggregate amount of any unresolved claims for indemnification against the Sellers as of such date shall be released by the Escrow Agent to Seller Representative.

(b) Following the Escrow Release Date, any unresolved claims for indemnification against the Sellers (as of the Escrow Release Date) shall remain in escrow until the resolution of all applicable claims to which such reserve relates. To the extent that such unresolved claim or claims are resolved in favor of Buyer, the amount determined to be owing to Buyer shall be paid to Buyer, with the amount of any such reserve remaining in the Escrow Account after such payment to Buyer, if any, being released by the Escrow Agent to Seller Representative.

Article 7
TAX MATTERS

The following provisions will govern the allocation of responsibility as between Buyer and the Sellers for certain Tax matters following the Closing Date:

7.1 Straddle Period. For purposes of this Agreement, Taxes of the Acquired Companies that are attributable to any Tax period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”) will be apportioned between the period of the Straddle Period that extends before the Closing Date through and including the Closing Date (the “Pre-Closing Straddle Period”) and the period of the Straddle Period that extends from the date immediately after the Closing Date to the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 7.1. The portion of such Tax attributable to the Pre-Closing Straddle Period will (a) in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned or payroll paid during a Straddle Period, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and denominator of which is the number of days in the Straddle Period, and (b) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned or payroll paid during a Straddle Period, be deemed equal to the amount which would be payable if the Straddle Period ended on and included the Closing Date. To the extent that any Tax for a Straddle Period is based on the greater of a Tax on net income, on the one hand, and a Tax measured by net worth or some other basis not otherwise measured by income, on the other hand, the portion of such Tax related to the Pre-Closing Straddle Period and the Post-Closing Straddle Period will be determined based on the foregoing and based on the manner in which the actual Tax liability for the entire Straddle Period is determined. In the case of a Tax that is (a) paid for the privilege of doing business during a period (a “Privilege Period”) and (b) computed based on business activity occurring during an accounting period ending prior to such Privilege Period, any reference to a “Tax period,” a “tax period,” or a “taxable period” means such accounting period and not such Privilege Period. The portion of Tax attributable to a Post-Closing Straddle Period will be calculated in a corresponding manner.

7.2 Tax Sharing Agreements. Effective as of the Closing, the Sellers shall cause any tax sharing or allocation or other similar agreements or arrangements (whether or not written) with respect to or involving any Acquired Company to be terminated such that they shall have no further effect thereafter and neither Buyer nor the Acquired Companies shall have any further liability thereunder or as a result of any such termination.

7.3 Tax Returns. At the cost and expense of the Sellers, the Sellers shall prepare and timely file, or cause to be prepared and timely filed, any Tax Return of any Acquired Company for any Pre-Closing Tax Period or Straddle Period, the due date of which (taking into account extensions of time to file) is after the Closing Date if such Tax Return has not been filed prior to the Closing. Any such Tax Return that is an income Tax Return shall be delivered to the Buyer at least twenty (20) days prior to the due date (taking into account extensions of time to file) for its review and comment and Sellers shall accept all reasonable comments to such Tax Returns.

7.4 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) imposed on Buyer, or any Acquired Company in connection with this Agreement and the Ancillary Agreements (“Transfer Taxes”) will be borne and paid when due by Sellers, and the Seller Representative will prepare or cause to be prepared and cause to be timely filed all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

7.5 Cooperation; Audits. In connection with the preparation and filing of Tax Returns, audit examinations, and any administrative or judicial proceedings relating to the Tax liabilities imposed on the Acquired Companies for all Pre-Closing Tax Periods and Straddle Periods, Buyer and the Acquired Companies, on the one hand, and the Sellers and their respective Affiliates, on the other hand, shall cooperate fully with each other, including, without limitation, the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful (at the requesting party’s expense) for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by taxing authorities as to the imposition of Taxes.

Article 8
DEFINITIONS

“Accelerated Payments” has the meaning set forth in Section 1.7.

“Accountants” has the meaning set forth in Section 1.4.

“Acquired Companies” means the Company and its direct and indirect Subsidiaries, if any.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, Orders, dues, penalties, fines, costs, diminution in value, liabilities, obligations, Taxes, Liens, losses, damages (regardless of whether or not such losses or damages relate to any third-party claim and including, for the avoidance of doubt, losses and damages related to claims between or among the Parties), deficiencies, costs of investigation, increased insurance premiums, collection costs, court costs, and other expenses (including interest, penalties and reasonable attorneys’ fees and expenses).

“Affiliate” means, with respect to any Person, (a) any other Person that controls, is controlled by, or is under common control with such Person, or (b)  any officer, director, manager or equityholder of such Person. For purposes of this definition, the term “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated, unitary or other similar group under state, local or non-U.S. income Tax law).

“Agreement” has the meaning set forth in the preface.

“Ancillary Agreements” means the Escrow Agreement, the Employment Agreements and all other agreements being executed and delivered pursuant to this Agreement.

“Anti-Corruption Laws” means all U.S. and non-U.S. related to the prevention of bribery, corruption and money laundering, including the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions and the UN Convention Against Corruption; the U.S. Foreign Corrupt Practices Act of 1977, as amended; and the UK Bribery Act 2010.

“Applicable Area” means (a) anywhere in the United States, but if such area is determined by judicial action to be too broad, then it means (b) any state or states in the United States where any Acquired Company is engaged in business prior to the Closing Date.

“Business” means the activities of the type conducted, authorized, offered, or provided by the Acquired Companies prior to and as of the Closing Date, including providing financial services, including accounting, financial consulting, financial management, and outsourced human relations and consulting services.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in Chicago, Illinois.

“Buyer” has the meaning set forth in the preface.

“Buyer Indemnitee” has the meaning set forth in Section 6.1(a).

“Cap” has the meaning set forth in Section 6.4(b).

“CARES Act” means The Coronavirus Aid, Relief, and Economic Security Act.

“Cash” means the actual cash balance of the Acquired Companies (including all third party checks deposited or held in any accounts of the Acquired Companies that have not yet cleared), net of (i) any checks, drafts or electronic transfers issued by the Acquired Companies that have not yet cleared and (ii) any cash subject to any contractual or other legal restrictions on the Acquired Companies’ ability to use or distribute such cash in the Ordinary Course of Business (including any cash deposits, cash in escrow, or any Restricted Cash).

“Cash Amount” means the aggregate amount of Cash as of the Closing.

“Chang” has the meaning set forth in the preface.

“Chu” has the meaning set forth in the preface.

“Claunch” has the meaning set forth in the preface.

“Closing” has the meaning set forth in Section 1.5.

“Closing Cash Payment” means an aggregate amount equal to (A) the difference between (x) Estimated Purchase Price, minus (y) the Escrow Amount and minus (z) the Seller Representative Fund.

“Closing Date” has the meaning set forth in the preface.

“Closing Purchase Price” means the amount in U.S. dollars as of the Closing Date equal to (a) the Enterprise Value, plus (b) the Cash Amount, minus (c) the Debt Amount, minus (d) the Transaction Expenses Amount, minus (e) the Working Capital Deficit as finally determined pursuant to Section 1.4, if any, and plus (f) the Working Capital Surplus as finally determined pursuant to Section 1.4, if any.

“Closing Statement” has the meaning set forth in Section 1.4.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and of any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules, or regulations.

“Company” has the meaning set forth in the preface.

“Company Employee Benefit Plan” has the meaning set forth in Section 3.17(a).

“Company Insurance Agreements” has the meaning set forth in Section 3.14.

“Company Intellectual Property” has the meaning set forth in Section 3.12(b).

“Company Shares” has the meaning set forth in the recitals.

“Computer Systems” has the meaning set forth in Section 3.12(f).

“Confidential Information” means any information concerning the business and affairs of the Business and/or the Acquired Companies.

“Consent” means, with respect to any Person, any consent, approval, authorization, permission, or waiver of, or registration, declaration or other action or filing with or exemption by such Person.

“Contract” means any oral or written contract, obligation, understanding, commitment, lease, license, instrument, purchase order, bid or other agreement.

“COVID-19” means the SARS-Cov2 or COVID-19 pandemic, including any future resurgence or evolutions or mutations thereof and/or any related or associated disease outbreaks, epidemics and/or pandemics.

“COVID-19 Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Body, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“Cronin” has the meaning set forth in the preface.

“Crouch” has the meaning set forth in the preface.

“Customer” means any Person who (a) purchased products or services from any Acquired Company during the three years prior to the Closing Date or (b) any potential customer of an Acquired Company for whom a written proposal has been prepared and delivered and who has appeared in the “Win, Loss report” during the three years prior to the Closing Date.

“D. Dioli” has the meaning set forth in the preface.

“Debt” means any (a) obligations relating to indebtedness for borrowed money, (b) obligations evidenced by bonds, notes, debentures or similar instruments, (c) obligations in respect of capitalized leases (calculated in accordance with GAAP), (d) obligations in respect of banker’s acceptances or letters of credit, (e) obligations for the deferred purchase price of property or services (including any earnout obligations or deferred purchase price obligations), (f) unpaid Taxes for any Pre-Closing Tax Period or Pre-Closing Straddle Period and accruals therefor (which shall not be an amount less than zero and which shall not include any offsets or reductions with respect to Tax refunds or overpayments of Tax), (g) any Taxes deferred pursuant to the CARES Act or any other similar governmental program, (h) indebtedness or obligations of the types referred to in the preceding clauses (a) through (g) of any other Person secured by any Lien on any assets of any Acquired Company, (i) obligations in the nature of guarantees of obligations of the type described in clauses (a) through (g) above of any other Person, (j) any long term deferred revenue, and (k) obligations in respect of interest under any existing interest rate swap or hedge agreement entered into by any Acquired Company, in each case with respect to clauses (a) through (j) together with all accrued interest thereon and any applicable prepayment, breakage or other premiums, fees or penalties, (l) any obligations or accruals with respect to any bonuses to employees or contracts of an Acquired Company or the Company’s profit sharing plan, in each case, that have been earned or accrued through the Closing Date, (m) retainers received by any of the Acquired Companies from their customers for work not yet performed; and (n) any funds received on behalf of a customer and/or a bankrupt estate and/or a bankruptcy trustee.

“Debt Amount” means an amount equal to the aggregate amount required to satisfy all Debt of the Acquired Companies as of the Closing (including, but not limited to, any prepayment premium or penalty, accrued interest and costs and expenses).

“Designated Pre-Closing Liabilities” means (a) any Debt of the Acquired Companies as of the Closing Date which did not reduce the Closing Purchase Price pursuant to Section 1.4 above, (b) any obligation of any Acquired Company to indemnify or hold harmless any current or former director or officer of any Acquired Company for claims that relate to periods prior to the Closing, (c) all Transaction Expenses which remain outstanding as of the Closing and did not reduce the Closing Purchase Price pursuant to Section 1.4 above, (d) any liability or obligation arising out of, caused by, or related to the Company’s application for (including any certification made in respect thereof), acceptance of, or use of the proceeds of, the PPP Loan, and (e) the holding, transfer, redemption or disposition of any Equity Investments.

“Disclosure Schedules” means the disclosure schedules delivered by the Sellers to Buyer on the date hereof. Terms used in the Disclosure Schedules and not otherwise defined therein have the same meanings as set forth in this Agreement.

“Earn-out Financial Statements” has the meaning set forth in Section 1.6.

“Earn-out Payment” has the meaning set forth in Section 1.6.

“Earn-out Payment Statement” has the meaning set forth in Section 1.6.

“Electronic Delivery” has the meaning ascribed to it in Section 9.10.

“Employee Benefit Plan” means any (a) qualified or nonqualified Employee Pension Benefit Plan or deferred compensation or retirement plan or arrangement, (b) Employee Welfare Benefit Plan, (c) “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), or (d) equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation or restricted stock plan), profit sharing, savings, bonus, incentive, commission, accident, disability, vacation, sick pay, paid time off, severance, employment, consulting, change in control, retention or other benefit or compensation plan, program, policy, agreement or arrangement of any kind.

“Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.

“Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA.

“Employment Agreements” means those certain employment agreements dated on the Closing Date by and between the Company and each of the Key Employees.

“Enterprise Value” means Eleven Million Dollars ($11,000,000).

“Environmental, Health, and Safety Requirements” shall mean all Laws and Orders concerning public health and safety, worker and occupational health and safety, natural resources and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, materials, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, fuel oil products and byproducts, mold, asbestos, polychlorinated biphenyls, noise, or radiation.

“Equity Interests” means (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in any Person and (b) any option, warrant, purchase right, conversion right, exchange right or other Contract which would entitle any other Person to acquire any such interest in any such Person referred to in (a) or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of any such Person referred to in (a) (including stock appreciation, phantom stock, profit participation or other similar rights).

“Equity Investments” has the meaning ascribed to it in Section 5.10.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules, or regulations.

“ERISA Affiliate” means each entity at any relevant time would be treated as a single employer with any Acquired Company under Section 414 of the Code.

“Escrow Account” has the meaning ascribed to it in Section 1.3(a)(iv).

“Escrow Agent” means JPMorgan Chase Bank, N.A. or its successor, in its capacity as such pursuant to the Escrow Agreement.

“Escrow Agreement” has the meaning ascribed to in Section 1.3(a)(iv).

“Escrow Amount” means the sum of the Indemnity Escrow Amount and the Working Capital Escrow Amount.

“Escrow Release Date” has the meaning set forth in Section 6.11(a).

“Estimated Closing Purchase Price” has the meaning set forth in Section 1.2.

“Excluded Representations” has the meaning set forth in Section 6.3.

“Families First Act” means the Families First Coronavirus Response Act, as signed into law on March 18, 2020.

“Fiduciary” has the meaning set forth in Section 3(21) of ERISA or any other Person who is a fiduciary as determined under ERISA.

“Fields” has the meaning set forth in the preface.

“Financial Statements” has the meaning set forth in Section 3.7(a).

“Fraud” means an intentional misrepresentation of fact with respect to the making of the representations and warranties set forth in this Agreement, made with actual knowledge that such representation of fact was untrue when made, or a knowing and intentional concealment of facts with respect to the representations and warranties, in each case, with the express intention to deceive the Buyer with respect thereto.

“GAAP” means generally accepted accounting principles in the United States as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants.

“Gascoigne” has the meaning set forth in the preface.

“Governmental Body” means any foreign or domestic federal, state, or local government or quasi-governmental authority or any department, agency, subdivision, court, or other tribunal of any of the foregoing.

“GP” has the meaning set forth in Section 1.7(a).

“Hazardous Substances” means (a) petroleum or petroleum products, flammable materials, explosives, radioactive materials, radon gas, lead-based paint, asbestos in any form, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), transformers or other equipment that contain dielectric fluid containing PCBs and toxic mold or fungus of any kind or species, (b) any chemicals or other materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” or words of similar import under any applicable Environmental, Health, and Safety Requirements, and (c) any other chemical, material or substance exposure to which is prohibited, limited or regulated under any applicable Environmental, Health, and Safety Requirements.

“Hernandez” has the meaning set forth in the preface.

“Hikida” has the meaning set forth in the preface.

“Improvements” means all buildings, structures, fixtures, building systems and equipment, and all components thereof (including the roof, foundation, and structural elements), included in the Leased Real Property.

“Indemnified Party” has the meaning set forth in Section 6.7(a).

“Indemnifying Party” has the meaning set forth in Section 6.7(a).

“Indemnity Escrow Amount” means $2,200,000.

“Intellectual Property” means the following subsisting throughout the world: (i) patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisional, reissues and reexaminations); (ii) trademarks and service marks, logos, Internet domain names, corporate names, domain names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress, and all goodwill in the foregoing; (iii) copyrights, copyrightable works, works of authorship, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors; (iv) rights in Software; (v) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and vendor lists and information, whether patentable or non-patentable, whether copyrightable or non-copyrightable and whether or not reduced to practice; and (vi) other intellectual property or proprietary rights (including remedies against infringement thereof and rights of protection of interest therein under the Laws of all jurisdictions).

“Intellectual Property License” means any Contract pursuant to which any Acquired Company is granted a license to use Intellectual Property which is not owned by such Acquired Company (including any license to Open Source Software) or pursuant to which such Acquired Company grants any other Person the right to use any Company Intellectual Property.

“IRS” shall mean the Internal Revenue Service.

“Karapetyan” has the meaning set forth in the preface.

“Kathie” has the meaning set forth in the preface.

“Kellogg” has the meaning set forth in the preface.

“Key Employees” means each of Saccani, D. Dioli, M. Dioli, Hikida, Kwang, Wenman, Crouch, Cronin, Gascoigne, and Kathie.

“Kingsway” has the meaning set forth in the preface.

“Knowledge”, including words of similar meaning (such as “aware”), means, (i) with respect to the Company, that which is known or reasonably should have been known by any of the Key Employees after reasonable inquiry or (ii) with respect a Seller, that which is known or reasonably should have been known by such Seller after reasonable inquiry.

“Kwang” has the meaning set forth in the preface.

“Law” means any foreign or domestic federal, state, or local law, statute, code, act, Order, ordinance, regulation, rule, consent agreement, constitution, or treaty of any Governmental Body, including common law.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by any Acquired Company.

“Leases” means all written or oral leases, subleases, licenses, concessions, and other agreements, including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which any Acquired Company holds any Leased Real Property.

“Liability” or “liability” means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, demand, judgment, Proceeding, cause of action or other loss (including loss of benefit), cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, whether or not foreseeable, and whether due or to become due and regardless of when asserted.

“Lien” means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse claim, liability, interest, license, charge, preference, priority, proxy, transfer restriction (other than restrictions under the Securities Act and state securities laws), encroachment, Tax, order, community property interest, equitable interest, option, warrant, right of first refusal, easement, license, servitude, right of way, covenant or zoning restriction.

“Limitation Date” has the meaning set forth in Section 6.3.

“M. Dioli” has the meaning set forth in the preface.

“Malto” has the meaning set forth in the preface.

“Material Adverse Effect” or “Material Adverse Change” means any event, change, development, or effect that, individually or in the aggregate, has had, will or would reasonably be expected to have a materially adverse effect on the business, operations, assets (including intangible assets), liabilities, operating results, relationship, or financial condition of the Acquired Companies; provided that no event, change, development, or effect (by itself or taken together with any and all other events, changes, occurrences, circumstances or effects) that results from or arises out of or is related to any of the following shall constitute or be deemed to contribute to a “Material Adverse Effect” or “Material Adverse Change,” or be taken into account in determining whether a “Material Adverse Effect” or “Material Adverse Change” has occurred or may, would or could occur (except that with respect to subsections (i), (ii), (iii), (iv), (v), (viii) or (ix) of this definition, such events, changes, developments, or effects shall not be disregarded if the adverse effect is greater upon the Acquired Companies than the effect such event has had on similarly situated businesses engaged in the business: (i) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally; (ii) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world; (iii) changes in political conditions in the United States or any other country or region in the world, acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism), earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions and other force majeure events, in each case in the United States or any other country or region in the world; (iv) any epidemics, pandemics, disease outbreaks, or other public health emergencies and government mandated business closures resulting therefrom; (v) changes affecting the industry generally in which the Company operates; (vi) the announcement of this Agreement, the pendency of the transactions contemplated hereby or any investigation or challenge to the transactions, or the consummation of the transactions (including but not limited to, for the avoidance of doubt, the loss of any employees, suppliers, customers, clients, advertisers, assets, or property interests resulting from the identity of Buyer or the pendency of any investigation or challenge to the transactions contemplated hereby); (vii) compliance with the terms of, or the taking of any action required or contemplated by this Agreement or the failure to take any action prohibited by this Agreement or to which Buyer refused to provide consent pursuant to the terms of this Agreement; (viii) changes in Law or other legal or regulatory conditions (or the interpretation thereof); (ix) changes in GAAP or other accounting standards (or the interpretation thereof); or (x) any failure, in and of itself, by the Company to meet internal or external projections or forecasts or revenue or earnings predictions (provided that the cause or basis for the Company failing to meet such projections or forecasts or revenue or earnings predictions may be considered in determining the existence of a Material Adverse Effect or Material Adverse Change, unless such cause or basis is otherwise excluded by this definition).

“Material Contracts” means, collectively, the Contracts required to be listed in Section 3.13(a) of the Disclosure Schedules, the Leases, the Intellectual Property Licenses and the Company Insurance Agreements.

“May” has the meaning set forth in the preface.

“McKenna” has the meaning set forth in the preface.

“McKinley” has the meaning set forth in the preface.

“Measurement Period” means the three-year period commencing on the first day of the first full calendar month following the Closing Date; provided, that if the Closing occurs on the first day of a calendar month, the Measurement Period shall comment on the Closing Date, and ending on the third anniversary of the commencement of the Measurement Period.

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” has the meaning set forth in Section 3.7(a).

“Most Recent Fiscal Month End” has the meaning set forth in Section 3.7(a).

“Most Recent Fiscal Year End” has the meaning set forth in Section 3.7(a).

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Non-Fundamental Limitation Date” has the meaning set forth in Section 6.3.

“Objections Statement” has the meaning set forth in Section 1.4.

“Open Source Software” means all Software, documentation or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org.

“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena, sanction, indictment, assessment, direction, penalty, or verdict entered, issued, made, or rendered by any Governmental Body or arbitrator.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to nature, quantity, and frequency).

“Organizational Documents” means (a) any certificate or articles of incorporation, bylaws, certificate or articles of formation, operating agreement or partnership agreement, (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law and (c) any amendment or modification to any of the foregoing.

“Owned Intellectual Property” has the meaning set forth in Section 3.12(a).

“Party” has the meaning set forth in the preface.

“Peppard” has the meaning set forth in the preface.

“Permit” means any license, franchise, Consent, permit, certificate, certificate of occupancy or Order issued by any Person.

“Permitted Lien” means any (a) liens for Taxes not yet due or payable or for Taxes that an Acquired Company is contesting in good faith through appropriate proceedings in a timely manner, in each case for which adequate reserves have been established and shown on the Most Recent Balance Sheet, (b) liens of landlords, carriers, warehousemen, workmen, repairmen, mechanics, materialmen and similar liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, (c) restrictions, easements, covenants, reservations, rights of way or other similar matters of title to the Leased Real Property of record, and (d) zoning ordinances, restrictions, prohibitions and other requirements imposed by any Governmental Body, in the case of (a) - (d) which do not materially interfere with the conduct of the Business of the Acquired Companies.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, other business entity, or Governmental Body.

“Personal Information” means information pertaining to an identified and/or identifiable individual that is regulated or protected by one or more federal or state information privacy or security laws, including, but not limited to, an individual’s name, address, credit or payment card information, bank account number, email address, date of birth, government-issued identifier, social security number, and “Protected Health Information” as that term is defined under HIPAA.

“Plan” has the meaning set forth in Section 3.10(p).

“Polivka” has the meaning set forth in the preface.

“Post-Closing Payment Protest Notice” has the meaning set forth in Section 1.8.

“Post-Closing Straddle Period” has the meaning set forth in Section 7.1.

“PPP Loan” means that certain Promissory Note, dated as of April 28, 2020, by and between the Company and Silicon Valley Bank in the initial principal amount of $973,685.00.

“Pre-Closing Straddle Period” has the meaning set forth in Section 7.1.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Payoff Letters” means payoff and release letters from the holders of the Debt set forth on Schedule 8.1 that (i) reflect the amounts required in order to pay in full such Debt as of the Closing Date and (ii) provide that, upon payment in full of the amounts indicated, all Liens with respect to the assets of the Acquired Companies shall be terminated and of no further force and effect, together with UCC-3 termination statements with respect to the financing statements filed against the assets of the Acquired Companies by the holders of such Liens;

“Privilege Period” has the meaning set forth in Section 7.1.

“Pro Rata Share” means, for each Seller, the percentage set forth on Schedule 1.3 under the heading “Pro Rata Share”, which shall be the quotient of (i) the total number of the Company Shares owned by such Seller, divided by (ii) the total number of the Company Shares.

“Proceeding” means any action, audit, claim, grievance, charge, complaint, lawsuit, litigation, investigation, or arbitration (in each case, whether civil, criminal, or administrative) pending by or before any Governmental Body or arbitrator (public or private).

“Prohibited Transaction” has the meaning set forth in Section 406 of ERISA and Section 4975 of the Code.

“Purchase Price” means the amount in U.S. dollars equal to (a) the Closing Purchase Price plus (b) the Earn-out Payment, if any, calculated and paid pursuant to Section 1.6.

“Restricted Cash” means any cash or cash equivalents not freely usable, available or held outside the United States or similarly restricted cash or cash equivalents subject to restrictions, limitations or Taxes on use or distribution by applicable Law, Contract or otherwise, in each case, net of repatriation costs.

“Related Party Relationships” has the meaning set forth in Section 3.20.

“Released Claims” has the meaning set forth in Section 5.8.

“Released Parties” has the meaning set forth in Section 5.8.

“Releasors” has the meaning set forth in Section 5.8.

“Restricted Period” means with respect to (i) Saccani, a period of five (5) years following the Closing Date, (ii) D. Dioli and M. Dioli, a period of four (4) years following the Closing Date, and (iii) the other Key Employees, a period of three (3) years following the Closing Date.

“Robertson” has the meaning set forth in the preface.

“Saccani” has the meaning set forth in the preface.

“Sanctioned Country” means a country or territory which is currently or has in the last five years been itself the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria).

“Sanctioned Person” means a Person (i) listed on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Body, (ii) greater than 50% owned or controlled by one or more Persons described in clause (i) above, or (iii) located, organized, or resident in a Sanctioned Country.

“Sanctions and Export Control Laws” means all U.S. and non-U.S. Laws related to or concerning (i) export, re-export, transfer, and re-transfer controls, including the U.S. Export Administration Regulations and the International Traffic in Arms Regulations, (ii) economic or trade sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom, and (iii) import controls, including those administered by the U.S. Customs and Border Protection.

“Santos” has the meaning set forth in the preface.

“Securities Act” means the Securities Act of 1933, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules, or regulations.

“Seller” has the meaning set forth in the preface.

“Seller Indemnitee” has the meaning set forth in Section 6.2.

“Seller Representative” means the Person appointed pursuant to Section 9.19, who shall initially be Saccani.

“Seller Representative Fund” means $25,000.

“Shell” has the meaning set forth in the preface.

“Software” means all computer software, including all source code, object or executable code, firmware, software compilations, software implementations of algorithms, software tool sets, compilers, application programming interfaces, data, databases, software models and methodologies, development tools, files, records, technical drawings, programmer comments and annotations, and data relating to the foregoing, and any and all modifications, enhancements, updates, upgrades, releases, improvements and derivative works thereof and any documentation related thereto.

“SOL Limitation Date” has the meaning set forth in Section 6.3.

“Straddle Period” has the meaning set forth in Section 7.1.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any manager, management board, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tail Coverage” has the meaning set forth in Section 5.9.

“Target Working Capital” means an amount equal to $460,000.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, excise, transfer, registration, value added, escheat, abandoned or unclaimed property, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Threshold Amount” has the meaning set forth in Section 6.4(a).

“Trade Controls” has the meaning set forth in Section 3.9(e).

“Transfer Taxes” has the meaning set forth in Section 7.4.

“Transaction Expenses” means any and all (a) legal, accounting, tax, financial advisory, consultants and other professional or transaction related costs, fees and expenses incurred by or on behalf of any Seller or any Acquired Company in connection with this Agreement or pursuing or completing the transactions contemplated hereby or any alternative transaction hereto (including any amounts owed to any consultants, auditors, accountants, attorneys, brokers or investment bankers), (b) payments of bonuses, phantom equity, other compensation or severance which become due or are otherwise required to be made solely as a result of or in connection with the Closing or solely as a result of any change of control or other similar provisions, (c) the Tail Coverage, (d) any payments made in connection with obtaining any Consent pursuant to this Agreement, (e) payroll, employment or other Taxes, if any, required to be paid by Buyer (on behalf of any Acquired Company) or any Acquired Company with respect to the amounts described in clauses (a), (b), (c) or any other payments contemplated by this Agreement.

“Transaction Expenses Amount” means an amount equal to all Transaction Expenses that have not been paid prior to the Closing, whether or not an Acquired Company has been billed for such expenses.

“Wagenseller” has the meaning set forth in the preface.

“Wan” has the meaning set forth in the preface.

“Wenman” has the meaning set forth in the preface.

“Working Capital” means an amount equal to (a) the sum of the following line items of the applicable balance sheet of the Acquired Companies ‘Gross Accounts Receivable’, ‘Allow for Doubtful Accts’, and ‘Prepaid Expenses’, minus (b) the sum of the following line items of the applicable balance sheet of the Acquired Companies ‘Accrued Salaries’, ‘Accrued Empl Bonus’, ‘401k Accrual’, ‘Accrued Other Withholding’, ‘Accounts Payable’, and ‘Accrued Expenses’, in each case, calculated in accordance with past practice of the Acquired Companies and in a manner consistent with the sample calculation set forth on Exhibit A. For purposes of clarity, (i) Transaction Expenses shall not be accrued as a liability but shall be paid by the Sellers and (ii) Working Capital shall be otherwise calculated as if the transactions contemplated by this Agreement had not occurred.

“Working Capital Deficit” means the amount by which the Working Capital as of 12:01 A.M. on the Closing Date is less than Target Working Capital.

“Working Capital Escrow Amount” means $100,000.

“Working Capital Surplus” means the amount by which the Working Capital as of 12:01 A.M. on the Closing Date is greater than Target Working Capital.

“Year 1 Accelerated Payment” has the meaning set forth in Section 1.7.

“Year 2 Accelerated Payment” has the meaning set forth in Section 1.7.

Article 9
MISCELLANEOUS

9.1 Press Releases and Public Announcements. None of the Sellers, on the one hand, or Buyer and its Affiliates or the Acquired Companies (following the Closing), on the other hand, shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of either the Seller Representative or the Buyer, as applicable, which approval will not be unreasonably withheld or delayed, unless, in the judgment of the Party seeking to disclose, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which such disclosing Party lists securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).; provided, however, that any Seller, the Company and Buyer and their respective equityholders and Affiliates shall be entitled to disclose such information to their respective employees, equity owners, partners, prospective partners, investors, prospective investors, professional advisors and lenders who have a need to know the information and who agree to keep such information confidential or are otherwise bound to maintain confidentiality.

9.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, the Seller Indemnitees, Buyer Indemnitees, and their respective successors and permitted assigns.

9.3 Entire Agreement. This Agreement (including the Ancillary Agreements and the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any confidentiality or nondisclosure agreement among the Parties or their Affiliates and any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof, including that certain Non-Binding Letter of Intent, dated as of April 20, 2021, by and among Kingsway America Inc., the Company and Sellers. In the event an ambiguity or question of intent or interpretation arise with respect to this Agreement, the terms and provisions of the execution version of this Agreement will control and prior drafts of this Agreement and the documents referenced herein will not be considered or analyzed for any purpose (including in support of parol evidence proffered by and person in connection with this Agreement) and will be deemed not to provide any evidence as to the meaning of the provisions hereof or the intent of the Parties.

9.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder), (b) assign its rights under this Agreement for collateral security purposes to any lenders providing financing to Buyer, the Acquired Companies, or any of their respective Subsidiaries or Affiliates, or (c) assign its rights under this Agreement to any Person that acquires any Acquired Company or any of its assets.

9.5 Counterparts. This Agreement may be executed in one or more counterparts (including by means of electronic transmission or facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

9.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) when sent by electronic mail or facsimile, on the date of transmission to such recipient, (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (d) four Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

Copy to the Seller	2316 Patayan Rd.
Representative	Reno, NV 89521
(which shall also	Attention:	Dan Saccani
constitute notice	Email:	dsaccani@ravixgroup.com
to the Sellers):

Copy to:	M&H, LLP
525 Middlefield Road, #250
Menlo Park, CA 94025
	Attention:	Patrick Kelly
	Email:	pkelly@mh-llp.com

If to Buyer:	Kingsway America Inc.
150 Pierce Road, Suite 600
Itasca, Illinois 60143
	Attention:	John T. Fitzgerald and Timi Okah
	Email:	jfitzgerald@kingsway-financial.com
tokah@kingsway-financial.com

Copy to:	Ice Miller LLP
One American Square
Suite 2900
Indianapolis, Indiana 46282-0200
	Attention:	Michael E. Millikan
Fax: (317) 592-4830
	Email:	michael.millikan@icemiller.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

9.8 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware, and any and all claims, controversies and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort or statute, shall be governed by the laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the parties irrevocably consents to the exclusive jurisdiction and venue of the Delaware Chancery Court or, if such court does not have jurisdiction the United States District Court for the District of Delaware, in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby and agrees that process may be served upon it in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.

9.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Seller Representative and the Buyer. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.10 Electronic Delivery; Counterparts. This Agreement and any Ancillary Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail or by DocuSign or similar electronic transmission (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party or any party to any Ancillary Agreement shall re-execute the original form of this Agreement or the applicable Ancillary Agreement and deliver such form to all other parties hetero or thereto. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining a Party’s intent or the effectiveness of such signature.

9.11 Injunctive Relief. Each Seller hereby agrees that in the event of breach of this Agreement damages would be difficult, if not impossible, to ascertain, that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that the character, periods and geographical area and the scope of the restrictions on such Seller’s activities in Sections 5.5 and 5.6 are fair and reasonably required for the protection of Buyer and its Affiliates. It is accordingly agreed that, in addition to and without limiting any other remedy or right it may have, Buyer shall be entitled to seek an injunction or other equitable relief in any court of competent jurisdiction, without any necessity of proving damages or any requirement for the posting of a bond or other security, enjoining any such breach (including a breach of Sections 5.5 and 5.6), and enforcing specifically the terms and provisions. Each Seller hereby waives any and all defenses such Seller may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.

9.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

9.13 Expenses. Except as otherwise provided herein, each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, that all Transaction Expenses incurred by any Acquired Company which are unpaid as of the date hereof shall be paid by Sellers.

9.14 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

9.15 Incorporation of Exhibits and Disclosure Schedules. The Exhibits and Disclosure Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

9.16 Disclosure Schedules. The information shown in the Disclosure Schedules shall refer to the section or subsection of Article 2 or Article 3 to which such information is responsive (it being understood that the disclosure set forth in each section and subsection of the Disclosure Schedules shall qualify (a) the representations and warranties set forth in the corresponding section or subsection of Article 2 or Article 3 of the Agreement, (b) any exception or disclosure explicitly cross-referenced to such part or subpart of the Disclosure Schedules by reference from another part or subpart of the Disclosure Schedules or (c) any other representations and warranties set forth in Article 2 or Article 3 of the Agreement if it is reasonably apparent based on the substance of such disclosure that the disclosure applies to such other representations and warranties). Except as otherwise expressly provided in the Agreement, any listing of any fact, item, or exception disclosed in any portion of the Disclosure Schedules shall not be construed as an admission that such fact, item, or exception is in fact material or creates a measure of materiality for purposes of the Agreement or otherwise.

9.17 Waiver of Jury Trial. EACH OF THE PARTIES WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND ANY ANCILLARY AGREEMENTS.

9.18 Prevailing Parties. Other than with respect to disputes arising pursuant to Section 1.4, in any dispute arising out of or related to this Agreement, any of the exhibits or schedules hereto, or any Ancillary Agreement or other document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Agreement, any of the exhibits or schedules hereto, or any Ancillary Agreement or other document, instrument or certificate contemplated hereby and, if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the adjudication and the enforcement of its rights under this Agreement, any of the exhibits or schedules hereto, or any Ancillary Agreement or other document, instrument or certificate contemplated hereby or thereby.

9.19 Seller Representative.

(a) Each Seller hereby appoints, authorizes and empowers the Seller Representative to act on behalf of such Seller in connection with this Agreement and the other Ancillary Agreements in the capacity as his or her agent and attorney in fact with full power of substitution to do any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement, including: (i) execution of any documents and certificates pursuant to this Agreement, (ii) receipt of notices and communications pursuant to this Agreement and the Ancillary Agreements, (iii) the post-Closing administration of the provisions of this Agreement and the Escrow Agreement, (iv) giving or agreeing to, on behalf of the Sellers, any and all consents, waivers, amendments or modifications deemed by the Seller Representative, in his sole discretion, to be necessary or appropriate under this Agreement or the Escrow Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith, and (iv) (A) negotiating and compromising, on behalf of any Seller, any dispute that may arise under, and exercising or refraining from exercising any remedies available under this Agreement or any Ancillary Agreement, and (B) executing on behalf of each Seller any settlement agreement, release or other document with respect to such dispute or remedy. Notwithstanding the foregoing (i) the Seller Representative may not take any action adverse to a Seller without the written consent of such Seller unless such action applies to all Sellers in the same fashion and (ii) the Buyer may rely on any action taken by the Seller Representative.

(b) The Seller Representative may resign from his or her capacity as the Seller Representative at any time by written notice delivered to the Buyer and the Sellers. If there is a vacancy at any time in the position of Seller Representative for any reason, such vacancy shall be filled by a vote of the Sellers (including the former Seller Representative, if he or she is a Seller), with each Seller having a number of votes equal to such Seller’s Pro Rata Share and a majority of such number of votes shall be binding on all of the Sellers.

(c) The Seller Representative hereby accepts such appointment and designation.

(d) In exercising or failing to exercise all or any of the powers conferred upon the Seller Representative hereunder, the Seller Representative shall incur no responsibility whatsoever to any Seller by reason of any error in judgment or other act or omission performed or omitted hereunder or thereunder or any other agreement, instrument or document, excepting only the responsibility for any act or failure to act which represents gross negligence or willful misconduct. Each Seller agrees to indemnify and to hold and save harmless the Seller Representative from and against any and all claims, demands, loss, damage, liability and expenses of any nature whatsoever (including reasonable legal fees) arising from or relating to any action or omission taken by the Seller Representative in relation to the mandate set forth in this Section  9.18, save for any such loss, damage, liability or expenses attributable to the gross negligence or willful misconduct of the Seller Representative.

9.20 Seller Representative Fund. The Seller Representative shall use the Seller Representative Fund to pay all costs and expenses incurred by or on behalf of the Seller Representative, in his capacity as such, including all costs and expenses incurred in connection with any pending or threatened dispute or claim with respect to this Agreement or any of the transactions contemplated hereby. In the event the fees and expenses incurred by the Seller Representative in performing his duties under this Agreement and the Ancillary Agreements contemplated hereby exceed the Seller Representative Fund, the excess amount shall be the responsibility of the Sellers’ based on each Sellers’ Pro Rata Share as set forth on Schedule 1.3; provided that the Seller Representative shall look to the Sellers only for any such excess fees and expenses and in no event will Buyer or the Acquired Companies be liable for any fees and expenses of the Seller Representative. The Seller Representative Fund shall be held by the Seller Representative in a segregated bank account. The Seller Representative Fund shall be held or disbursed, in whole or in part, as determined by the Seller Representative. The retention by the Seller Representative of any amounts in the Seller Representative Fund shall not be used as evidence that the Sellers have any liability hereunder. If the Seller Representative determines to release all or a portion of the Seller Representative Fund, such amounts shall be distributed to the Sellers based on each Sellers’ Pro Rata Share as set forth on Schedule 1.3. For Tax purposes, the Seller Representative Fund shall be treated as having been received and voluntarily set aside by the Sellers at the Closing.

9.21 Guaranty. Kingsway hereby guarantees the performance of any and all obligations of Buyer to pay the Purchase Price and any amounts which may become payable by the Buyer under Article 6, which guarantee, for the avoidance of doubt, is subject to the same terms, conditions, and limitations set forth in this Agreement applicable to Buyer’s obligation to make such payments; provided, that such guarantee is one of payment as specifically set forth in this Section 9.21, and not one of performance of any other obligation under this Agreement. The obligations of this Section 9.21 shall be continuing and shall not be affected by any assignment of this Agreement. Kingsway further agrees that its obligations hereunder shall not be impaired, released or discharged, in whole or in part, or otherwise affected by (a) any change in the time, place or manner of payment of any of the obligations guaranteed by Kingsway pursuant to this Section 9.21 or any rescission, waiver, compromise, consolidation, or other amendment or modification of any of the terms or provisions of this Agreement, (b) any insolvency, bankruptcy, reorganization, acquisition, merger, sale of assets or other similar proceeding affecting Kingsway or any other Person liable with respect to any of the obligations guaranteed by Kingsway pursuant to this Section 9.21, (c) the existence of any claim, set off or other rights which Kingsway may have at any time against Buyer, whether in connection with the obligations guaranteed by Kingsway pursuant to this Section 9.21 or otherwise or (d) the adequacy of any other means any Seller may have of obtaining enforcement of the obligations guaranteed by Kingsway pursuant to this Section 9.21 from any other Person. To the fullest extent permitted by applicable Law, Kingsway hereby expressly waives any and all rights or defenses arising by reason of any applicable Law which would otherwise require any election of remedies by any Seller. Kingsway hereby irrevocably and expressly waives promptness, diligence, notice of or proof of the acceptance of or reliance on this Section 9.21 and of the obligations guaranteed by Kingsway pursuant to this Section 9.21, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of creation, renewal, extension or accrual of any of the obligations guaranteed by Kingsway pursuant to this Section 9.21 incurred and all other notices of any kind (except for notices to be provided pursuant to this Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar applicable Law now or hereafter in effect and any right to require the marshalling of assets of Buyer or any other Person primarily or secondarily liable with respect to any of the obligations guaranteed by Kingsway pursuant to this Section 9.21.

* * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Stock Purchase Agreement as of the date first above written.

BUYER:

RAVIX ACQUISITION, LLC

By:	/s/ JT Fitzgerald
Name:	JT Fitzgerald
Title:	CEO

KINGSWAY:

KINGSWAY AMERICA INC. (solely with respect to Section 9.21)

By:	/s/ JT Fitzgerald
Name:	JT Fitzgerald
Title:	CEO

Signature Page to Stock Purchase Agreement

COMPANY:

RAVIX FINANCIAL, INC.

By:	/s/ Dan Saccani
Name:	Dan Saccani
Title:	CEO

Signature Page to Stock Purchase Agreement

SELLER REPRESENTATIVE:

By:	/s/ Dan Saccani
Name:	Dan Saccani

SELLERS:

By:	/s/ Mark Wan
Name:	Mark Wan

By:	/s/ Dan Saccani
Name:	Dan Saccani

By:	/s/ David Dioli
Name:	David Dioli

By:	/s/ Morgan Dioli
Name:	Morgan Dioli

By:	/s/ Regis McKenna
Name:	Regis McKenna

By:	/s/ Connie Hikida
Name:	Connie Hikida

By:	/s/ Brad Peppard
Name:	Brad Peppard

Signature Page to Stock Purchase Agreement

SELLERS, CONTINUED:

By:	/s/ Duane Claunch
Name:	Duane Claunch

By:	/s/ Lee Ann Shell
Name:	Lee Ann Shell

By:	/s/ Harry Kellogg
Name:	Harry Kellogg

By:	/s/ John Wenman
Name:	John Wenman

By:	/s/ Kathie Lee
Name:	Kathie Lee

By:	/s/ Leslie Crouch
Name:	Leslie Crouch

By:	/s/ Kwang Lee
Name:	Kwang Lee

By:	/s/ Roger Fields
Name:	Roger Fields

By:	/s/ Sandra May
Name:	Sandra May

Signature Page to Stock Purchase Agreement

SELLERS, CONTINUED:

By:	/s/ Tanya Gasciogne
Name:	Tanya Gascoigne

By:	/s/ Mike Cronin
Name:	Mike Cronin

By:	/s/ Kevin McKinley
Name:	Kevin McKinley

By:	/s/ Patrick Malto
Name:	Patrick Malto

By:	/s/ Emily Polivka
Name:	Emily Polivka

By:	/s/ Ani Karapetyan
Name:	Ani Karapetyan

By:	/s/ Christine Change
Name:	Christine Chang

By:	/s/ David Wagenseller
Name:	David Wagenseller

By:	/s/ Erin M. Santos
Name:	Erin M. Santos

Signature Page to Stock Purchase Agreement

By:	/s/ George Hernandez
Name:	George Hernandez

By:	/s/ Jackie Robertson
Name:	Jackie Robertson

By:	/s/ Lance Chu
Name:	Lance Chu

Signature Page to Stock Purchase Agreement